UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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LoJack Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 2, 2013

Dear shareholder:

You are cordially invited to attend the 2013 annual meeting of shareholders of LoJack Corporation. The annual meeting will be held on Thursday, May 23, 2013 at 10:00 a.m., Eastern Daylight Savings Time, at our executive offices located at 40 Pequot Way, Canton, Massachusetts 02021.

We look forward to your attending the meeting either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to our offices. The notice of meeting and proxy statement that follow describe the business to be conducted at the annual meeting.

Your vote is important. Whether or not you expect to attend the annual meeting, your shares should be represented. Therefore, we urge you to vote your shares in the manner described in the proxy statement. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card or voted via the Internet or by telephone.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely,

Randy L. Ortiz

President and

Chief Executive Officer

LOJACK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 23, 2013

You are hereby notified that the annual meeting of shareholders of LoJack Corporation, or the Company, will be held on the 23rd day of May 2013 at 10:00 a.m., Eastern Daylight Savings Time, at the Company’s executive offices located at 40 Pequot Way, Canton, Massachusetts 02021, for the following purposes:

1. To consider and act upon a proposal to elect eight directors nominated by the Board of Directors for the ensuing year.

2. To consider and act upon a proposal to ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for 2013.

3. To consider and act upon an advisory vote on the compensation of the Company’s Named Executive Officers as described in the accompanying proxy statement.

4. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the annual meeting. Attached to this notice is a proxy statement relating to the proposals to be considered at the annual meeting. The Board of Directors has fixed the close of business on March 18, 2013 as the record date for the meeting. Only shareholders as of the close of business on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. You may also vote via the Internet or by telephone by following the instructions on that website. In order to vote on the Internet or by telephone you must have a shareholder identification number, which is being mailed to you on a Notice Regarding the Availability of Proxy Materials.

If you plan to attend the meeting in person, you may pre-register by following the instructions provided on the website indicated in the Notice Regarding the Availability of Proxy Materials or by contacting the Company’s Investor Relations Department at (781) 302-4200. You may obtain directions to the meeting by visiting the Company’s website at www.lojack.com under the heading “About LoJack.”

Please note that security requirements at the location where the meeting will be held require identification to enter the building. Thus, for your convenience, please bring the shareholder identification number, which is being mailed on the Notice Regarding the Availability of Proxy Materials, or other evidence of stock ownership with you to the meeting. Only shareholders or those individuals who are guests of the Company may attend and be admitted to the meeting. Photo identification is also required (a valid driver’s license or passport is preferred) to enter the building.

If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares. If you do not have either a shareholder identification number or proof that you own shares of the Company, you will not be admitted to the meeting.

By Order of the Board of Directors,

JOSÉ M. OXHOLM, Secretary

April 2, 2013

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. YOU MAY ALSO REQUEST A PAPER PROXY CARD AT ANY TIME PRIOR TO MAY 9, 2013 TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

LOJACK CORPORATION

40 Pequot Way

Canton, Massachusetts 02021

PROXY STATEMENT

INTRODUCTION

This proxy statement and the accompanying proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed by LoJack Corporation, or the Company, to the holders of record of the Company’s outstanding shares of common stock, $.01 par value, or Common Stock, commencing on or about April 2, 2013. The accompanying proxy is being solicited by the Board of Directors of the Company, or the Board, for use at the annual meeting of shareholders of the Company, or the Meeting, to be held on the 23rd day of May 2013 at 10:00 a.m., Eastern Daylight Savings Time, at the Company’s executive offices located at 40 Pequot Way, Canton, Massachusetts 02021, and at any adjournment or postponement thereof.

Only shareholders of record as of the close of business on the record date are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. The Board has fixed March 18, 2013 as the record date for the Meeting. On March 18, 2013, there were issued and outstanding 18,301,485 shares of Common Stock. Each share of Common Stock is entitled to one vote per share.

The Company’s Bylaws provide that a quorum shall consist of the representation at the Meeting, in person or by proxy, of shareholders entitled to vote 51% in interest of the Common Stock issued and outstanding and entitled to vote at the Meeting. Abstentions may be specified on all proposals and will be counted as present for purposes of determining a quorum. Submitted proxies which are left blank and “broker non-votes” will also be counted as present for purposes of determining a quorum. Broker non-votes are shares held by a broker or nominee which are represented at the Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal.

The affirmative vote of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required for the election of directors in an uncontested election such as the one being conducted at the Meeting. With regard to the election of directors, votes may be cast FOR or AGAINST or indicated as an abstention on a director-by-director basis. A nominee will be elected to the Board only if the votes cast FOR the nominee’s election exceed the votes cast AGAINST the nominee’s election. Where a choice is not specified in a proxy, the shares represented by the proxy will be voted FOR the election of the directors named on the proxy. Abstentions and broker non-votes are not considered “votes cast” and, thus, will have no effect on the election of directors.

The affirmative vote of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required for the approval of any other business which may properly be brought before the Meeting. A majority means that approval of any such action requires more than 50% of the votes cast to be FOR such approval.

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With regard to ratification of the appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm, votes may be cast FOR or AGAINST or indicated as an abstention. Abstentions will not be included among the votes cast on the ratification of KPMG and, thus, will have no effect on the voting for this proposal. Because this item is considered a “routine” matter, brokers can vote in their discretion in the absence of instructions and, therefore, there will be no broker non-votes.

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With regard to the advisory vote on executive compensation, votes may be cast FOR or AGAINST or indicated as an abstention. Abstentions and broker non-votes are not considered “votes cast” and, thus, will have no effect on the voting for this proposal.

With regard to other matters that may properly come before the Meeting, votes will be cast at the discretion of the proxies.

When a properly signed proxy is returned prior to the date of or at the Meeting, the shares represented thereby will be voted by the proxies named in accordance with the shareholder’s instructions indicated on the proxy. Each shareholder is urged to specify the shareholder’s choices on the enclosed proxy. If no such specifications are indicated, such proxies will be voted FOR the election of the director nominees, FOR ratification of the appointment of KPMG as the independent registered public accounting firm of the Company for 2013, and FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in this proxy statement. Sending in a proxy will not affect a shareholder’s right to attend the Meeting and vote in person. Votes provided over the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 22, 2013.

A proxy may be revoked by notice in writing delivered to the Secretary of the Company at any time prior to its use or by voting over the Internet or by telephone at a later time, each in the manner provided on the website indicated in the Notice of Internet Availability. If you submit a proxy card by mail, you may revoke your proxy by submitting a new proxy card relating to the same shares and bearing a later date. You may also revoke your proxy by attending the Meeting and voting in person. A shareholder’s attendance at the Meeting will not by itself revoke a proxy. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions.

The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telefax, in person or otherwise, without additional compensation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names.

Some brokerage firms, banks and other nominee record holders may send only one copy of the Notice of Internet Availability, this proxy statement and/or our annual report to multiple shareholders in the same household unless contrary instructions were received. This procedure, known as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce our printing and postage costs. To obtain additional copies, please contact our Corporate Secretary at the mailing address noted above. To receive a copy of either document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your brokerage firm, bank or other nominee record holder.

Our website address is included several times in this proxy statement as a textual reference only and the information on our website is not incorporated by reference into this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Meeting

In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish proxy materials via the Internet. Accordingly, selected shareholders, including beneficial owners, will receive a Notice of Internet Availability which will be mailed on or about April 2, 2013.

On the date of mailing of the Notice of Internet Availability, such shareholders will be able to access all of the proxy materials on the Internet at www.proxyvote.com. The proxy materials also will be available free of charge at http://investors.lojack.com/financials.cfm. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report on Form 10-K) over the Internet or through other methods specified at the website designated in the Notice of Internet Availability. The website contains instructions as to how to vote by Internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at eight effective as of the Meeting, and has proposed eight directors to be elected to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified. The Board currently consists of nine directors; however, now that the transition to the new executive team is well into the second year, we believe that it is good corporate governance for our past Chief Executive Officer, Richard T. Riley, to no longer serve on the Board. As a result, Mr. Riley has not been nominated for re-election and will depart the Board on the date of the Meeting.

It is intended that the proxies solicited by the Board will be voted in favor of the eight nominees named below, unless otherwise specified on the proxy. All of the nominees are current members of the Board. There are no family relationships between any nominees, directors or executive officers of the Company.

A description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each of the nominees should serve as a director follows the biographical information of each director below.

Principal Employment and Experience of Director Nominees

The following information is furnished with respect to the persons nominated for election as directors:

Name	Age	Present Principal Employer and Prior Business Experience
Rory J. Cowan	60	Mr. Cowan serves as Chairman of the Board. He has served as a director of the Company since 2007 and as Lead Director from February 2011 to May 2012 when he was elected Chairman. He is Chief Executive Officer and Chairman of the Board of Lionbridge Technologies, Inc., a publicly held company that provides language, development and testing solutions. Prior to founding Lionbridge in 1996, Mr. Cowan was Executive Vice President and member of the Management Committee for R.R. Donnelley & Sons, a provider of commercial print and print-related services. He was also Chief Executive Officer of Stream International, Inc., a division of R.R. Donnelley & Sons.

		Mr. Cowan’s current experience as Chief Executive Officer of a public technology company with a significant international presence enables him to contribute insight into our domestic and international markets, and in particular on matters relating to our capital and liquidity.

Gary E. Dilts	62	Mr. Dilts has served as a director of the Company since 2011. He is a Principal of Automotive Command LLC, an automotive consulting group, and is the Managing Partner of Veritas Automotive and Machinery, an automotive distributor. Previously, he served as Senior Vice President — Global Automotive at J.D. Power and Associates, or J.D. Power, from 2007 to 2010. Before joining J.D. Power, Mr. Dilts spent 29 years at DaimlerChrysler, most recently serving as its Senior Vice President U.S. Sales from 2001 to 2006.

		Mr. Dilts’ more than 30 years of experience in the automotive industry enables him to provide us with a great deal of insight and experience, particularly as to original equipment manufacturers and automotive dealers.

Marcia J. Hooper	58	Ms. Hooper has served as a director of the Company since 2011 and as Chairperson of the Compensation, Organization and Succession Committee since 2012. She is President of HooperLewis, LLC, a private investment and advisory firm, and was General Partner of Castile Ventures, an early-stage venture capital firm, from 2002 to 2007. Previously, she was a partner of Advent International from 1996 to 2002, General Partner of Viking Capital from 1995 to 1996, General Partner of Ampersand Ventures/Paine Webber Ventures from 1985 to 1993, and a regional marketing support representative of IBM Corporation from 1979 to 1983. Ms. Hooper formerly served on the board of publicly held Bowne & Company from 2002 until its acquisition by R.R. Donnelley & Sons in 2010, Polymedica, Inc. from 1989 until its acquisition by Medco in 2007, and Wang Global from 1994 until its acquisition by Getronics in 1999. Ms. Hooper also currently serves as a director of several privately held companies, including Iontera, Inc. and Yummly. She serves in a number of advisory and fundraising capacities for Brown University, the Head of the Charles Regatta, and the National Rowing Foundation.

		Ms. Hooper’s vast experience with technology development firms focused on software and services expands the breadth of technology experience on the Board.

John H. MacKinnon	72	Mr. MacKinnon has served as a director of the Company since 2000 and as Chairperson of the Audit Committee since 2000. Mr. MacKinnon joined PricewaterhouseCoopers LLP in 1968 and was a partner from 1978 until his retirement in 1999. Mr. MacKinnon is a Certified Public Accountant and is active in community affairs, including serving on the Boards of Trustees of Emmanuel College, Blessed John XXIII National Seminary and Laboure College.

		Mr. MacKinnon’s extensive experience as a partner with PricewaterhouseCoopers LLP is invaluable in his role as Chairman of the Audit Committee and to our Board’s discussions of the Company’s financial and accounting matters.

Robert J. Murray	71	Mr. Murray has served as a director of the Company since 1992 and as Lead Director from May 2003 to February 2011. He was Chairman of the Board of New England Business Service, Inc., or NEBS, a supplier of business products and services, from December 1995 until June 2004. Mr. Murray also served as Chief Executive Officer of NEBS from December 1995 to December 2003. From January 1991 to December 1995, Mr. Murray was Executive Vice President, North Atlantic Group, of The Gillette Company. Prior to January 1991, Mr. Murray served as Chairman of the Board of Management of Braun AG, a subsidiary of The Gillette Company headquartered in Germany. He held a variety of other management positions at The Gillette Company beginning in 1961. Mr. Murray also serves on the Board of Directors of The Hanover Insurance Group (formerly Allmerica Financial Corporation), Tupperware Brands, Inc., IDEXX Laboratories, Inc. and Delhaize Group, an international Belgian food retailer, each of which is a publicly held company.

		Mr. Murray’s extensive experience on public company boards, together with his more than 40 years of combined service as an executive of The Gillette Company and NEBS, enables him to provide the Board with strong leadership and a global perspective.

Randy L. Ortiz	55	Mr. Ortiz has served as President and Chief Executive Officer of the Company since November 2011. He has also served as a director of the Company since November 2011. Prior to accepting his position with the Company, he served as Chief Executive Officer of Carmoza LLC, an auto transport services company, from November 2010 to October 2011, and as director of Carmoza LLC from April 2010 to October 2011. From 2002 until his retirement in 2010, Mr. Ortiz held a variety of senior executive positions at Ford Motor Company. He served as Executive Director and General Manager of Ford’s Worldwide Export Operations from 2002 to 2005, General Manager of Sales for Ford’s Customer Service Division in 2006, and General Manager at Ford and Lincoln-Mercury Sales Operations from 2007 until March 2010, and various other management positions from 1982 through 2002.

		Mr. Ortiz’s 30 years of experience in the automotive industry, together with his executive leadership and knowledge of our company through his role as Chief Executive Officer, enables him to provide unique insight into our markets and detailed knowledge of our technology, operations, challenges and opportunities.

Robert L. Rewey	74	Mr. Rewey has served as a director of the Company since 2002 and as Chairperson of the Nominating/Corporate Governance Committee since 2002. Prior to joining the Board, Mr. Rewey spent 38 years with Ford Motor Company, serving as Group Vice President of North American Operations & Global Consumer Services from 2000 to 2001 and of Global Sales, Marketing & Service from 1998 to 2000, Vice President of Sales, Marketing & Customer Service for North America from 1988 to 1998, President of Ford Division and Vice President of Ford Motor Company from 1985 to 1988, President of Lincoln-Mercury and Vice President of Ford Motor Company from 1984 to 1985, National Sales & Marketing Manager of Lincoln-Mercury from 1977 to 1984 and in other sales and service capacities from 1963 to 1977. Mr. Rewey serves on the Board of Directors of Sonic Automotive, Inc. and Speedway Motors, Inc., each of which is a publicly held company. He also serves on the Board of Directors of Dealer Tire, LLC and Reading Truck Group, LLC, each of which is a privately held company. He is active in business and community affairs.

		Mr. Rewey’s nearly 40 years of experience with Ford Motor Company, as well as his experience as a director of Sonic Automotive and other automotive-related companies, enables him to provide the Board with valuable, unique insights and perspective into the automobile industry.

David J. Shea	57	Mr. Shea has served as a director of the Company since January 2013. Mr. Shea served as the Chairman and Chief Executive Officer of Bowne & Company, a provider of commercial print and print-related services, until its sale to R.R. Donnelley & Sons in 2010. Mr. Shea joined Bowne & Company in 1998 as Executive Vice President of Business Development and Strategic Technology. From August 2004 until January 2007, Mr. Shea served as Bowne & Company’s President and Chief Operating Officer before he was promoted to lead Bowne & Company as Chairman and Chief Executive Officer. Mr. Shea currently serves on the Board of Directors for Document Technologies, Inc., a privately held company.

		Mr. Shea’s experience as Chairman and Chief Executive Officer of a public company, as well as his other management roles, enables him to provide the Board with strong leadership and valuable insight into strategic, operating and corporate governance matters.

The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board.

Required Vote

Nominees for director in uncontested elections, such as the election at the Meeting, must receive a majority of the votes cast at the Meeting, in person or by proxy, to be elected. This means a nominee will be elected to the Board only if the votes cast FOR the nominee’s election exceed the votes cast AGAINST the nominee’s election. Abstentions and broker non-votes are not considered “votes cast” and, thus, will have no effect on the election of directors. Under the Company’s Corporate Governance Guidelines, if the number of votes cast FOR a director nominee does not exceed the number of votes cast AGAINST the director nominee, then the director must tender his or her resignation from the Board. The Board will decide within 90 days of the certification of the shareholder vote, through a process managed by the Nominating/Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The Board recommends a vote FOR the election of each of the director nominees named above.

CORPORATE GOVERNANCE

Board Leadership Structure

Since November 2011, our Board has separated the roles of Chairman and Chief Executive Officer. From November 2011 through May 2012, Mr. Riley held the role of Executive Chairman, with Mr. Ortiz holding the office of Chief Executive Officer. During this period, Mr. Cowan held the role of independent Lead Director. The Lead Director served as the principal liaison between the Chairman/Chief Executive Officer and the other independent directors and chaired the executive sessions of our independent directors. Upon Mr. Riley’s retirement as an employee of the Company effective May 17, 2012, Mr. Cowan assumed the role of Chairman of the Board. As the non-executive Chairman, Mr. Cowan’s principal duties, in addition to his regular duties as a director, are to preside at all meetings of the directors, to coordinate the agenda for Board meetings with the Chief Executive Officer, to convene and preside at meetings of the independent directors and to perform such other non-executive Board administrative duties as the Board may from time to time determine.

Our Board believes that the current structure provides an efficient and effective leadership model for the Company and balances the need for our Chief Executive Officer to run the Company on a day-to-day basis, with the benefit provided to us by significant involvement of an independent member of the Board. In addition, this structure facilitates efficient communication between our directors and management team who frequently and directly work together and share information and ideas.

Role of Board of Directors in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process used to assess major risks facing the Company and to periodically review assessments prepared by our senior management of such risks, as well as options for their mitigation. We believe that our Board leadership structure assists in this effort, as our Chief Executive Officer is able to provide insight to the Board concerning risks facing the Company while our independent Chairman provides independent leadership of the Board’s risk oversight responsibilities. Communications between our Board and senior management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

The Board also plays an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The entire Board is formally apprised at least annually of the Company’s enterprise risk management efforts. The Board reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each category. The committees of the Board execute their oversight responsibility for risk management as follows:

•	the Audit Committee is responsible for overseeing the management of financial and accounting risks;

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the Compensation, Organization and Succession Committee, or the Compensation Committee, is responsible for overseeing the management of risks relating to executive compensation plans and arrangements; and

•	the Nominating/Corporate Governance Committee is responsible for overseeing the management of risks associated with director independence and conflicts of interest.

While each committee is responsible for the evaluation and oversight of such risks, the entire Board is regularly informed through committee reports.

Compensation-Related Risk Assessment

The Compensation Committee oversees the Company’s compensation policies and practices with respect to all employees. In setting such compensation policies and practices, the Compensation Committee considers the appropriate metrics to be used to set compensation and incentive types and amounts. In certain business units, such as domestic or international sales, employees are compensated and incentivized according to the volume of product sold during a specified period. The Compensation Committee believes this practice is reasonable and appropriate for such business units.

The Compensation Committee seeks to minimize unnecessary risk-taking by paying for performance which is sustainable and consistent with both the short-term and long-term interests of our shareholders. The Compensation Committee reviewed and considered potential risks arising from the Company’s compensation policies and practices for its employees. Based on this assessment, the Compensation Committee does not believe that the Company’s compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	pay is a mix of both fixed and variable compensation, with the fixed portion (i.e., base salary) providing a steady income to our employees regardless of the performance of the Company;

•	annual incentive cash compensation and performance-based stock awards are based upon pre-existing, defined goals determined in conjunction with the Company’s overall budget process;

•	such goals contain multiple financial targets (i.e., revenue and EBITDA) to encourage a balanced approach to performance;

•	performance goals include achievement against both single year and multi-year metrics;

•	annual incentive and long-term equity programs include maximum payouts or “caps”, which limit payouts even if we dramatically exceed our financial targets;

•	achievement of metrics is not determined on an “all or nothing” basis, but rather goals may be achieved on a graduated basis based on performance against the stated target;

•	equity awards vest over multiple years, thereby aligning the interests of our executive officers to long-term shareholder interests, and take into account the volatility in our stock price; and

•	equity awards include both restricted stock awards and stock options, with restricted stock retaining value even if our stock price declines.

Meetings of the Board and Committees

The Board met five times and acted four times by written consent during the fiscal year ended December 31, 2012. The Board has the following standing committees: Audit Committee; Compensation, Organization and Succession Committee; and Nominating/Corporate Governance Committee. During the fiscal year ended December 31, 2012, each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she served as a director and (2) the total number of meetings of all committees on which he or she served during the period that he or she served on such committee.

The following members of the Board have been determined by the Board to be “independent” based on the application of the Company’s independence standards and under applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC, or NASDAQ: Rory J. Cowan; Gary E. Dilts; Marcia J. Hooper; John H. MacKinnon; Robert J. Murray; Robert L. Rewey; and David J. Shea. The Board has determined that to be considered “independent”, a director may not have any direct or indirect material relationships with the Company. In making a determination of whether a material relationship exists, the Board considers all relevant facts and circumstances, including but not limited to such director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Consistent with these considerations, the Board has reviewed all relationships between the Company and the members of the Board and has affirmatively determined that all of the non-management directors standing for election are “independent.”

Our policy with regard to Board members’ attendance at annual meetings is that Board members are expected to attend. Ordinarily a Board meeting is held before or immediately following the annual meeting of shareholders. All directors who were Board members at the time attended last year’s annual meeting of shareholders and the Board meeting held immediately thereafter.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least four times a year as part of regularly scheduled in-person meetings of our Board of Directors. The Chairman of the Board or Lead Director, as applicable, is responsible for chairing the executive sessions.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. During 2012, the Audit Committee consisted of John H. MacKinnon (Chairperson), Marcia J. Hooper and Robert J. Murray, each of whom is an “independent” director. In March 2013, David J. Shea, who is also an independent director, replaced Mr. Murray on the Audit Committee. The Board has determined that Mr. MacKinnon is an “audit committee financial expert” as that term is defined in the rules of the SEC. The primary purpose of the Audit Committee is to oversee management’s conduct and the integrity of the Company’s accounting and financial reporting process, the system of internal control over financial reporting, the audits of the financial statements of the Company, and the Company’s processes for monitoring compliance with laws and regulations and its Code of Business Conduct and Ethics. The Audit Committee appoints and confers with our independent registered public accounting firm, or independent auditors, regarding the scope and adequacy of annual audits, reviews reports from the independent auditors and meets with such independent auditors and with our financial personnel to review the adequacy of our accounting principles, financial controls and policies. The Board has adopted a written charter for the Audit Committee which is reviewed and reassessed on an annual basis. The Audit Committee charter is available at our website at www.lojack.com under the heading “Investor Relations.” The Audit Committee held eight meetings during the fiscal year ended December 31, 2012.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Robert L. Rewey (Chairperson), John H. MacKinnon, Gary E. Dilts and Robert J. Murray, each of whom is an “independent” director. The Nominating/Corporate Governance Committee leads the Board’s effort at ensuring we have qualified directors by:

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identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board a group of director nominees for each annual meeting of shareholders;

•	recommending nominees to fill any vacancies which may occur during the year;

•	considering candidates for nominees as directors of the Company who are recommended by shareholders entitled to do so under our Bylaws; and

•	ensuring that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board have qualified and experienced “independent” directors.

In addition, the Nominating/Corporate Governance Committee develops and monitors a set of effective corporate governance policies and procedures applicable to the Company and leads the Board through the annual evaluation of the performance of committees and of the Board as a whole. The Company’s Corporate Governance Guidelines are available at our website at www.lojack.com under the heading “Investor Relations.” These Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, qualification and compensation of directors and succession planning. The Board has adopted a written charter for the Nominating/Corporate Governance Committee, which is also available at our website at www.lojack.com under the heading “Investor Relations.” The Nominating/Corporate Governance Committee met five times during the fiscal year ended December 31, 2012.

In the event that the Nominating/Corporate Governance Committee or the Board identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating/Corporate Governance Committee initiates a search process and keeps the Board apprised of its progress. The Nominating/Corporate Governance Committee may seek input from members of the Board, the Chief Executive Officer and other management personnel and, if necessary, hire a search firm. In addition, as a matter of policy, the Nominating/Corporate Governance Committee will consider candidates for Board membership properly recommended by shareholders. The initial candidate or candidates, including anyone recommended by a shareholder, who satisfies the specific criteria for Board membership and otherwise qualify for membership on the Board are reviewed and evaluated by the Nominating/Corporate Governance Committee. The evaluation process for candidates recommended by shareholders is the same as the process used to evaluate candidates recommended by any other source.

To be considered by the Nominating/Corporate Governance Committee, a shareholder recommendation for a nominee must be made by written notice to the Chairperson of the Nominating/Corporate Governance Committee and the Secretary of the Company, containing, at a minimum, the name, appropriate biographical information and qualifications of the nominee. In considering shareholder recommendations for nominees, the Nominating/Corporate Governance Committee may request additional information concerning the nominee or the applicable shareholder or shareholders.

Although the Company does not have a formal policy regarding diversity in identifying nominees for directors, the Nominating/Corporate Governance Committee has identified a set of characteristics that it believes are necessary to have the most qualified individuals serving on our Board. To that end, the Nominating/Corporate Governance Committee continuously monitors the composition of the Board in relation to that set of characteristics and seeks to ensure that the Board is comprised of individuals that, in the aggregate, possess that set of characteristics identified by our Nominating/Corporate Governance Committee. Generally, the characteristics include: the candidate’s character; integrity; business judgment; experience; technical expertise; age; gender; public company board experience; industry experience; and familiarity with national, international and competitive issues facing the Company. The Board believes these characteristics are effective in identifying and assessing nominees for the Company’s Board.

Our directors bring to our Board a wealth of executive leadership experience derived from their service as executives and, in some cases as chief executive officer, of public companies. They also bring extensive board experience. The process undertaken by the Nominating/Corporate Governance Committee in recommending qualified director candidates is described above. Certain qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described under “Principal Employment and Experience of Director Nominees” above on page 3.

All of the nominees for election at the Meeting are current members of our Board. In January 2013, the Nominating/Corporate Governance Committee recommended to the full Board that David J. Shea be appointed to the Board. The Board unanimously agreed with such recommendation and appointed Mr. Shea to the Board, effective January 22, 2013. We did not pay any third party to identify or to assist in the evaluation of any candidate for election to the Board during the past year, including with respect to Mr. Shea’s appointment.

Compensation, Organization and Succession Committee

The Compensation, Organization and Succession Committee, or the Compensation Committee, currently consists of Marcia J. Hooper (Chairperson), Robert L. Rewey, Gary E. Dilts and Robert J. Murray. The Board has determined that all of the members of the Compensation Committee are “independent.” The primary purpose of the Compensation Committee is to:

•	review our compensation philosophy and programs and exercise authority with respect to the payment of annual salary, bonuses and stock-based incentives to directors and executive officers;

•

review and approve the establishment of, changes in, or delegations of authority with respect to our stock incentive plan, deferred compensation plan, 401(k) retirement plan, health plans, change in control agreements and any other perquisites;

•	annually review and discuss with management the Compensation Discussion and Analysis to be included in our Annual Report on Form 10-K and annual proxy statement; and

•	oversee the development and implementation of our senior management succession plan.

The Compensation Committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. Each year, the entire Board participates in a full review of the succession plan for senior management positions and reviews the Company’s leadership development program. In addition, on a regular basis, the entire Board is updated on this process during the executive session of Board meetings.

Role of the Compensation Committee.     Each year, the Compensation Committee conducts a full review of our executive compensation program in light of Company performance, competitive practices and corporate governance trends. In 2012, the Compensation Committee’s process to determine executive compensation consisted of three main elements: (a) reviewing a summary, for each executive officer, of all components of executive compensation prepared by our human resources department; (b) benchmarking against composite data compiled by our human resources department based on the Company’s industry and size; and (c) soliciting information from and about the actual performance of each of our executive officers and the Company against targets established in advance by the Compensation Committee. The Compensation Committee has the authority to obtain advice and seek assistance from both internal and external legal, accounting, compensation and other advisors and consultants. As part of the full review of our executive compensation program, the Compensation Committee periodically obtains the input and expertise of a compensation consultant; however, the Compensation Committee did not retain a compensation consultant for fiscal year 2012. During 2012, the Compensation Committee engaged Pricewaterhouse Coopers LLP, or PWC, as its compensation consultant in connection with a formal executive compensation study intended to assist the Compensation Committee in evaluating the compensation of our executive officers beginning with fiscal year 2013.

Executive Officer Input.     The Compensation Committee considers input from management and often has the opportunity to meet with executive officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual executive officer’s performance. Although the compensation process is managed, driven and decided by the Compensation Committee, the views of certain executive officers are taken into account in connection with setting the compensation of other executive officers. For example, the Chief Executive Officer generally reports to the Compensation Committee on his evaluation of each executive officer other than himself. These evaluations include a formal review of each executive officer’s contribution and performance over the prior year and an assessment of his or her strengths and development opportunities. In evaluating the Chief Executive Officer’s performance, the Compensation Committee reviews written evaluations prepared by each of the independent directors.

The Board has adopted a written charter for the Compensation Committee which is reviewed and reassessed on an annual basis and is available at our website at www.lojack.com under the heading “Investor Relations.” The Compensation Committee met six times and acted one time by written consent during the fiscal year ended December 31, 2012.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2012, no member of the Compensation Committee (a) was, or had previously been, an executive officer or employee of the Company or any of our subsidiaries nor (b) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions or, in the absence of any such committee, the full board of directors) or an executive officer of any other entity, on the other hand.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. KPMG has served as the Company’s independent registered public accounting firm since March 30, 2010.

Although shareholder approval is not legally required, the Audit Committee has voted to recommend that the shareholders ratify the appointment of KPMG as our independent registered public accounting firm for 2013. In the event that our shareholders do not ratify the appointment, the Audit Committee will consider other accounting firms but we anticipate that no change in our independent registered public accounting firm would be made for 2013 due to the difficulty of making any change so long after the beginning of the current year. However, any such vote would be considered in connection with the appointment of our independent registered public accounting firm for 2014. A representative of KPMG plans to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Required Vote

The approval of a majority of the votes properly cast either in person or by proxy is required to ratify the appointment of KPMG as our independent registered public accounting firm.

The Board recommends a vote FOR the proposal to ratify the appointment of KPMG as the independent registered public accounting firm of the Company for 2013.

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (2010) and related rules of the SEC, we have included in this proxy statement a non-binding shareholder vote on our executive compensation as described below (commonly referred to as “Say-on-Pay”).

The Company seeks your advisory vote on our executive compensation program. The Company asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (pages 13 to 23) and the accompanying tables contained in this proxy statement. Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company strives to align executive compensation with shareholder value. The principal elements of our executive compensation program include: (a) base salary; (b) incentive cash compensation; (c) long-term incentive equity compensation; (d) deferred compensation, including the Company’s 401(k) retirement plan and Nonqualified Deferred Compensation Plan; and (e) limited benefits and perquisites. We believe our compensation program is strongly aligned with the interests of our shareholders and sound corporate governance principles. We urge you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our Named Executive Officers.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, both the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the full Board will evaluate whether any actions are necessary to address the concerns of shareholders.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the votes properly cast either in person or by proxy is required to approve this Proposal No. 3. However, as an advisory vote, the vote on Proposal No. 3 is not binding upon us and serves only as a recommendation to our Board. Nonetheless, the Compensation Committee and the Board value the opinions expressed by shareholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board recommends a vote FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth in this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information about our executive compensation philosophy and practices and the 2012 compensation for the following executive officers (who we refer to as our Named Executive Officers):

•	Randy L. Ortiz, President and Chief Executive Officer

•	Donald R. Peck, Executive Vice President, Chief Financial Officer and Treasurer

•	Thomas M. Camp, Senior Vice President and General Manager (International)

•	Kevin M. Mullins, former Senior Vice President and General Manager (U.S. Automotive)

•	José M. Oxholm, Senior Vice President and General Counsel

Mr. Oxholm joined the Company in April 2012. Mr. Mullins served as our Senior Vice President and General Manager (U.S. Automotive) for the full fiscal year; however, he ceased to serve in such capacity beginning in January 2013.

Executive Compensation Philosophy

To ensure our long-term success, it is critical that our business be managed by motivated, experienced and capable individuals with the skills and dedication to oversee our global organization and the vision to anticipate and prepare for future market developments. It is also important for us to develop our leaders and to ensure an appropriate depth of executive talent. In order to achieve these objectives, the Compensation Committee establishes our compensation philosophy and determines the forms of compensation and benefits for all employees, including our executive officers.

The Compensation Committee structures our compensation program to achieve the following objectives:

•	continue to retain and engage exceptionally talented individuals;

•

motivate individuals to perform at their highest levels and pay for performance by rewarding achievements that further our business strategy by linking a significant portion of each executive’s total compensation to actual performance;

•

align executive compensation with the achievement of Company, department or business unit and individual goals, on both a short-term and long-term basis to drive sustainable long-term performance and shareholder value;

•

provide that a majority of the executive officers’ total direct compensation be based upon actual achievement, without encouraging unnecessary risk-taking, so that executive officers will not receive value from such compensation unless balanced performance goals are achieved over a specified time period or our stock price appreciates; and

•	offer compensation packages competitive with those paid by companies in our peer group or other comparable companies.

It has been the Company’s philosophy, when determining annual base salary and cash incentive compensation, to target the median of our peer group or other comparable companies, while targeting approximately the 75th percentile of our peer group or other comparable companies, to the extent economically feasible, when determining long-term equity grants. The Compensation Committee generally does not utilize perquisites or other benefits for executive officers that are not available to all Company employees.

2012 Executive Compensation Decisions

Our executive compensation program is designed and implemented to align the interests of our executive officers with those of our shareholders by tying a significant portion of our executive officers’ compensation to our actual performance. During 2011, we embarked upon a critical evaluation of our business and developed a strategy designed to first stabilize the business financially and then pursue a strategy for controlled growth. As a result, for fiscal year 2012, the Compensation Committee did not make any material changes to the design of our executive compensation program. However, the Compensation Committee did undertake a formal executive compensation study in 2012 intended to assist the Compensation Committee in evaluating the compensation of our executive officers in light of our new strategy beginning with fiscal year 2013.

In evaluating our 2012 executive compensation program, the Compensation Committee also considered the shareholder advisory (“Say-on-Pay”) vote on our executive compensation for fiscal year 2011, which was approved by approximately 94% of the votes cast. Based on the results of the vote, the Compensation Committee did not take any specific actions; however, the Compensation Committee regularly reviews the compensation programs for our executive officers to ensure that they achieve the desired goal of aligning our executive compensation structure with our shareholders’ interests and, as noted above, undertook a formal executive compensation study during 2012. We will hold a Say-on-Pay vote on an annual basis until the next required advisory vote on the frequency of shareholder votes occurs or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of shareholders. The next required advisory vote on the frequency of Say-on-Pay votes will occur no later than 2017.

Process for Determining Executive Compensation

Role of the Committee.     Each year, the Compensation Committee conducts a full review of our executive compensation program in light of Company performance and competitive market and economic trends, as well as corporate governance trends. In 2012, the Compensation Committee’s process to determine executive compensation consisted of three main elements:

•	reviewing a summary, for each executive officer, of all components of executive compensation prepared by our human resources department;

•	benchmarking against composite data compiled by our human resources department based on the Company’s industry and size; and

•	soliciting information from and about the performance of each of our executive officers and the Company against targets established in advance by the Compensation Committee.

Based on this review, the Compensation Committee approves the compensation of our executive officers.

Summary of Current Executive Compensation.    Our human resources department prepared a summary of executive compensation for the Compensation Committee, which identified all components of each executive officer’s total compensation for the prior two years, including:

•	salary and cash incentive compensation;

•	grant sizes and Black-Scholes value for stock options issued; and

•	grant sizes and grant values of restricted stock issued (time-based and performance-based vesting).

The Compensation Committee also reviewed the actual benefit received by executive officers related to the long-term incentive grants awarded in the prior two years.

The Compensation Committee used the executive compensation summary to: (a) fully understand the aggregate value of compensation and benefits for each executive officer to determine competitiveness; and (b) quantify the percentage of executive compensation paid in the form of annual incentives and long-term equity compensation to ensure an appropriate portion of compensation is performance-based, so as to create incentives for above-target performance and consequences for below-target performance. The Compensation Committee’s review of this summary assists in the identification of changes that should be made to the total mix of compensation in light of affordability to ensure that a significant amount of our executive officers’ compensation is tied to performance.

Role of Compensation Consultant.    The Compensation Committee has the authority to obtain advice and seek assistance from both internal and external legal, accounting, compensation and other advisors and consultants. Although the Compensation Committee has considered analysis and advice from compensation consultants in the past, the Compensation Committee did not retain a compensation consultant to assist with compensation decisions regarding our executive officers for fiscal year 2012. However, during 2012, the Compensation Committee engaged PWC as its compensation consultant in connection with the formal executive compensation study described above. The Compensation Committee provided PWC with preliminary instructions regarding the goals of our compensation program and the parameters of a competitive review of executive compensation packages to be conducted by PWC. The results of this analysis were used in making executive compensation determinations for fiscal year 2013, and will be discussed in our proxy statement for our 2014 annual meeting of shareholders.

Benchmarking/Peer Group Review.    Although the Compensation Committee has utilized peer group data in the past in connection with setting the compensation of our executive officers, the Compensation Committee did not do an evaluation of executive officer compensation in relation to a peer group for 2012. Rather, our human resources department partnered with an executive compensation suite to compile executive compensation data which included a comparison of composite data of companies of similar size in our industry. The results of this analysis were taken into consideration in arriving at the compensation decisions implemented by the Compensation Committee for 2012.

As part of the executive compensation study described above, we have constructed a new peer group for fiscal year 2013 based on company size and industry and including a mix of service and product-based companies. This peer group consists of the following companies: Anaren, Inc.; CalAmp Corp.; Cobra Electronics Corporation; Digi International Inc.; Globecomm Systems Inc.; Identive Group, Inc.; KVH Industries, Inc.; NAPCO Security Technologies, Inc.; PCTEL, Inc.; Sparton Corporation; STRATTEC SECURITY CORPORATION; Telular Corporation; VASCO Data Security International, Inc.; and Websense, Inc. Further information regarding this peer group will be included in our proxy statement for our 2014 annual meeting of shareholders.

Elements of Executive Compensation

The principal elements of our executive compensation program include: (a) base salary; (b) incentive cash compensation; (c) long-term incentive equity compensation; (d) deferred compensation; and (e) limited benefits and perquisites.

1.  Base Salary

Base salary is intended to compensate executive officers at a level which is appropriate for an executive in his or her position, consistent with the officer’s experience, capabilities and actual performance and in an amount that is competitive with the level of compensation paid by companies of similar size, complexity, revenue and growth potential. The Compensation Committee annually reviews base salary information relative to peer company data, as well as internal positions to ensure equity and alignment of our base salaries within the Company.

Due to the Company’s performance and prevailing economic conditions, during 2012, our executive officers were eligible for minimal increases in their base salaries consistent with other employees in the Company. As a result, each of the Named Executive Officers, other than Mr. Oxholm, received an increase in his base salary as follows:

Name	2011 Base Salary	2012 Base Salary	Increase
Randy L. Ortiz	$450,000	$460,000	2.2%
Donald R. Peck	$325,000	$331,500	2.0%
Thomas M. Camp	$236,000	$241,000	2.1%
Kevin M. Mullins	$243,000	$248,000	2.1%

Mr. Oxholm joined the Company in April 2012. His base salary of $260,000 was determined based on the review of independent benchmarking for his position, his experience and compensation history, and our current salary structure.

2.  Incentive Cash Compensation

Annual Incentive Plan.  Incentive cash compensation under our Annual Incentive Plan is intended to encourage and reward short-term performance and is determined based on an assessment of performance against targets approved in advance by the Compensation Committee. Payouts are determined based upon:

•

the Company’s (and/or an applicable business unit’s) actual performance, including financial performance measures against our corporate revenue and EBITDA or, as applicable, a particular business unit’s revenue and EBITDA; and

•	individual performance, which includes goals relating to strategic business objectives and professional growth and development.

The funding of bonuses for the Annual Incentive Plan is based on the achievement of the Company performance financial targets, and then the amount that each participant receives depends upon the achievement of his or her performance goals. Thus, the maximum actual achievement of Company financial performance targets results in a corresponding maximum potential achievement of individual performance targets.

Annual cash incentive compensation payments, if any, are made in the first quarter of the next year upon conclusion of the performance review process. Historically, they have occurred on a date set in advance by the Compensation Committee which has been no earlier than the third business day after issuance of the press release reporting financial results for the previous fiscal year, but not later than March 15th.

The Compensation Committee retains negative discretion with respect to payments under the Annual Incentive Plan, which permits the Compensation Committee to lower, but not to increase, the actual payouts under the plan. The Compensation Committee discharges its responsibilities based upon macroeconomic conditions, overall performance within the automotive industry, management recommendations and Company performance.

The Compensation Committee believes that the goals it sets are challenging, but achievable, under normal business conditions, and the Compensation Committee attempts to set the targets such that the relative difficulty of achieving the target level is consistent from year to year. These targets typically exclude the effects of pre-defined extraordinary or unusual events, changes in accounting principles or regulatory changes. If one of the pre-defined conditions occurs, the Compensation Committee will consider retroactive adjustments to the targets to take into account any such developments.

Annual incentive cash compensation targets for executive officers in 2012 ranged from 50% to 75% of their respective base salaries and were established based on market benchmarking and internal alignment. The following table illustrates the weighting of Company financial performance versus individual performance and the measures used to determine the annual incentive cash compensation for each of our Named Executive Officers in 2012:

	Company Performance (Financial Targets)
	Corporate Revenue	Corporate EBITDA	Regional Revenue	Regional EBITDA	Individual Performance
Randy L. Ortiz	45%	45%	0%	0%	10%
Donald R. Peck	45%	45%	0%	0%	10%
Thomas M. Camp	20%	20%	20%	20%	20%
Kevin M. Mullins	20%	20%	20%	20%	20%
José M. Oxholm	40%	40%	0%	0%	20%

The Compensation Committee has established Company performance goals each year based on revenue and EBITDA targets derived from the Company’s annual budget. Our executive officers, including our Named Executive Officers, participate in the development of a proposed annual budget that is presented to the Board. The Board ultimately approves a finalized budget based upon executive management’s input. We believe that splitting the Company performance measures provides emphasis on both current profitability and annual revenue growth. These measures, which reflect our focus on driving shareholder value, are directly influenced by management’s actions. In addition, these performance metrics more closely track how management and the Company’s lenders measure the Company’s performance. Each year, the Compensation Committee monitors (and, if necessary, revises) its compensation practices to ensure that they are reasonable and appropriate in light of the changing economic environment, trends in our industry and other factors affecting employee and Company performance.

Each year, the possible payout to executive officers resulting from Company performance ranges from a minimum of 0% to a maximum of 145%, while the possible payout relating to satisfaction of individual goals ranges from 0% to 100%. It is intended that high levels of achievement will provide executives with slightly above average levels of current compensation based on comparability studies, and that lower levels of achievement will provide executives with below average levels of current compensation. In determining the actual payments under the Annual Incentive Plan, the Compensation Committee applies a formula based upon the actual target bonus with percentage increases and decreases based upon the relationship between our actual performance and our targeted performance. No annual cash incentive compensation is paid pursuant to a particular Company performance goal if achievement of that specific goal falls below 70% attainment. There are incremental increases in payout for each incremental percent of achievement above the 70% threshold with respect to each applicable Company performance target. Upon achievement of the 70% threshold, 30% of the target cash incentive may be paid; at 100% achievement, the full target cash incentive may be paid; and at 115% or greater achievement, 145% of the target cash incentive may be paid, which represents the maximum possible payout.

The pre-established revenue and EBITDA targets for 2012 were as follows:

•	Corporate: Revenue target of $151.4 million and EBITDA target of $11.4 million.

•

Regional: For United States (which applied to Mr. Mullins), revenue target of $96.2 million and EBITDA target of $23.5 million, and for international (which applied to Mr. Camp), revenue target of $40.3 million and EBITDA target of $17.5 million.

The actual performance of the Company in 2012 relative to these financial targets is set forth below.

2012	Target	Actual	% of Target Achieved
Corporate Revenue	$151,422,000	$132,528,000	87.5%
Corporate EBITDA(1)	$11,424,000	$4,424,000	38.7%
U.S. Revenue	$96,239,000	$89,232,000	92.7%
U.S. EBITDA(1)	$23,516,000	$19,844,000	84.4%
International Revenue	$40,275,000	$29,841,000	74.1%
International EBITDA(1)	$17,477,000	$13,347,000	76.4%

(1)	EBITDA is calculated by adjusting net loss as determined in accordance with generally accepted accounting principles (GAAP) for income taxes, other income (expense), depreciation and amortization, stock compensation expense and accruals related to certain litigation.

Based on this level of Company performance, Messrs. Ortiz, Peck and Oxholm were entitled to a maximum potential payout of 35.5% of their target bonus amounts, Mr. Camp was entitled to a maximum potential payout of 28.9% of his target bonus amount, and Mr. Mullins was entitled to a maximum potential payout of 50.5% of his bonus amount.

Satisfaction of the individual performance metrics of the Named Executive Officers are determined based upon the achievement of strategic individual goals established at the beginning of each year by the Compensation Committee. By their nature, not all of these goals are formulaic or subject to objective measurement. The individual performance metrics for the Named Executive Officers for 2012 were as follows:

•

Chief Executive Officer:     Develop the LoJack long-term strategic plan that redefines the Company’s purpose and mission and lead the organization through a comprehensive strategic planning process; create a culture of performance and accountability; assess leadership potential and fit across the organization; and ensure the Company’s Core Values (Beliefs and Values) and People Leadership competencies are adopted and socialized throughout the organization.

•

Chief Financial Officer:     Successfully transition Legal Department leadership to new General Counsel; define a Global ERP systems solution; lead evaluation of Investment Business and consider additional investments and brand extensions; and transform Investor Relations function.

•

Senior Vice President and General Manager (International):     Stabilize and maintain core licensee International business; position LoJack to profitability and open new international territories; and grow the LoJack Italia entity such that it is a self-sustaining, profitable business contributing favorably to LoJack’s bottom line targets.

•

Senior Vice President and General Manager (U.S. Automotive):     Stabilize the U.S. business; and restructure the domestic auto channel to focus field sales on national account and top 125 dealer groups as well as expand agent channel.

•

Senior Vice President and General Counsel:     Assess risk across the organization, create policies and procedures to protect against those risks, and train the organization to ensure compliance with new policies; maintain the U.S. and core International licensee business while positioning the Company to profitability and open new markets; and create effective litigation strategies for pending cases and implement/integrate process improvements to minimize the possibility of new litigation in the future.

Based on the maximum potential payout under the Annual Incentive Plan for each Named Executive Officer and the achievement of his individual performance metrics, the Compensation Committee determined the cash incentive awards for the Named Executive Officers for 2012 as follows:

Name	2012 Target Cash Incentive Award	2012 Actual Cash Incentive Award	Actual Award as a Percentage of Target Award
Randy L. Ortiz	$345,000	$122,475	35.5%
Donald R. Peck	$165,750	$58,841	35.5%
Thomas M. Camp	$120,500	$30,000	24.9%
Kevin M. Mullins	$124,000	$45,000	36.3%
José M. Oxholm	$97,500	$34,613	35.5%

Mr. Oxholm’s target and actual cash incentive awards listed above are prorated based on his start date.

3.  Long-Term Incentive Stock Compensation

Our long-term incentive stock compensation awards are intended to drive long-term Company performance, align the interests of executives with those of our shareholders and retain executives through long-term vesting of equity awards. We rely heavily on long-term equity awards that vest over time because the Compensation Committee believes that such awards are appropriate in attracting and retaining high quality executives and promoting their long-term commitment to the Company. Executive officers’ long-term incentives typically consist of:

•	performance-based restricted stock;

•	time-based restricted stock; and

•	stock options.

In 2012, equity awards were issued to executive officers based on the value at the time of grant and generally consisted of approximately 50% stock options, 30% time-based restricted stock, and 20% performance-based restricted stock.

Performance-based Restricted Stock.    Performance-based restricted stock awards are used to motivate executives to achieve key business priorities and objectives and to align executive officers’ interests with longer-term shareholders’ interests because such stock has no value to the executive officer unless we achieve defined financial targets generally measured over a two-year period.

Executive officers are generally eligible for performance-based restricted stock awards that vest if our financial performance meets EBITDA targets during a two-year performance period. The EBITDA target for a particular year in the performance period is approved by the Compensation Committee toward the beginning of such year. These performance-based restricted stock awards are forfeited, in whole or in part, unless the Company achieves the EBITDA targets. If the Company’s actual performance exceeds the EBITDA targets, the restricted stock agreements provide for an issuance of additional, unrestricted shares in an amount proportionate to the achievement of EBITDA in excess of the targets. We believe that measuring EBITDA targets over a two-year performance period appropriately reflects the proper balance between both short and long-term performance, as EBITDA is directly influenced by management’s actions and this performance metric more closely tracks how management and the Company’s lenders measure the Company’s performance.

During 2012, the Compensation Committee issued restricted stock awards to the Named Executive Officers, other than Mr. Oxholm, with vesting based on the achievement of EBITDA targets for a two-year performance period. The EBITDA performance target for 2012, which was based on the Company’s budget, was $11,424,000. Upon achievement of the 70% threshold, 30% of the shares awarded will be earned, and if the highest level of performance is achieved, the maximum number of shares earned would be 145% of the shares awarded. EBITDA for 2012 was below the floor for the target and, thus, at 0% attainment. The two-year average of 2012 and 2013 performance will determine the actual number of performance shares achieved.

Name	Performance Shares Granted
Randy L. Ortiz	36,923
Donald R. Peck	27,692
Thomas M. Camp	6,154
Kevin M. Mullins	6,154

Time-based Restricted Stock.    Executive officers are eligible for time-based restricted stock awards on an annual basis, thus effectively tying a portion of compensation to the individual’s continued employment and the performance of our Common Stock over the vesting period. These time-based restricted stock awards are used as a retention tool. Such awards typically vest at the end of a period of three years, and the Compensation Committee believes that three-year cliff vesting promotes a longer term perspective and enhances retention of key management. Such awards only provide value if the executive officer remains employed until they vest, and then the value to the executive officer depends upon the value of the Company’s stock. During 2012, the Named Executive Officers received the following grants of time-based restricted stock:

Name	Time-Based Shares Granted
Randy L. Ortiz	55,385
Donald R. Peck	41,538
Thomas M. Camp	6,000
Kevin M. Mullins	7,000
José M. Oxholm	12,821

The restricted stock granted to Mr. Oxholm represented an on-boarding award given to him in connection with the commencement of his employment with the Company.

Stock Options.    Stock options are used to encourage executive stock ownership and to align our executive officers’ interests with those of our shareholders as stock options have no intrinsic value and only generate value when shareholders benefit from an increase in stock price. The number of stock options granted to executive officers is based on a target economic value. Under our 2008 Stock Incentive Plan, or the 2008 Plan, stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant and vest over a period of not less than one year. In determining the number of stock options versus shares of restricted stock to be granted to our executive officers, the Compensation Committee has determined that the Black-Scholes value of one and one-half options is the approximate equivalent of one share of restricted stock.

Executive officers are eligible for annual grants of stock options that generally vest in equal annual installments over three years (beginning on the first anniversary of the grant date) and expire seven years from the date of grant. During 2012, the Named Executive Officers received the following stock option grants:

Name	Number of Options Granted
Randy L. Ortiz	151,515
Donald R. Peck	113,636
Thomas M. Camp	15,000
Kevin M. Mullins	20,000
José M. Oxholm	34,237

The stock options granted to Mr. Oxholm represented an on-boarding award given to him in connection with the commencement of his employment with the Company.

4.  Deferred Compensation

Our Named Executive Officers and certain other key employees may participate in our Nonqualified Deferred Compensation Plan, which is designed to allow deferral of up to 50% of their salary and 100% of their incentive cash compensation each year. The Company’s matching contributions are discretionary and the Company did not make matching contributions in 2012, and currently does not intend to match contributions in 2013.

The Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. Earnings on participants’ accounts are determined by investments selected by the participants. The amounts deferred are unfunded and unsecured obligations of the Company, receive no preferential standing and are subject to the claims of the Company’s creditors. Contributions, earnings and total account balances as of the end of the fiscal year are shown for the Named Executive Officers in the Nonqualified Deferred Compensation Table on page 29 of this proxy statement. The details of the deferred compensation plan are discussed following the Nonqualified Deferred Compensation Table.

Except for the 401(k) and deferred compensation plans, we have no pension or retirement plan available to our employees, including our executive officers.

5.  Benefits and Perquisites

The perquisites and other benefits provided to our executive officers are comparable to the benefits offered to all of our employees, and in limited instances, our executive officers are offered certain perquisites not offered to other employees, to contribute to our objective of attracting and retaining top executive talent.

Benefits.    We currently pay approximately 70% of health insurance premiums and 50% of dental insurance premiums for all of our employees, including our executive officers. We do not have a traditional defined benefit pension or supplemental executive retirement plan arrangement. Therefore, we believe our executives plan for their retirement substantially through potential wealth accumulation from equity compensation gains. Our executive officers are also eligible to participate in our 401(k) plan, which is available to all employees, and our Nonqualified Deferred Compensation Plan, which is available to executive officers and certain key employees. Company matches under both plans were suspended in 2009. However, the Company match under the 401(k) plan was restored for all participating employees, including our executive officers, in 2011 and is expected to continue in 2013.

Executive officers may participate in our charitable contribution matching program on the same basis as all other employees, with matches up to $5,000 in the aggregate per year. Executive officers who relocate to join the Company, or relocate at our request subsequent to hiring, are supported consistent with our general relocation policies and practices.

Perquisites.    Our executive compensation program includes limited executive perquisites as we strive to make executive compensation primarily performance-based. We do not provide cars, private air travel, family travel reimbursement or other special travel benefits to executive officers. We do not maintain lodging for the benefit of executive officers or reimburse executive officers for lodging expenses, except in connection with approved business travel and Company requested relocations. We do not provide club memberships or other personal social or entertainment benefits to executive officers, nor do we reimburse executive officers for any such costs. We do not make loans or provide guarantees to executive officers.

However, since significant time and expertise is required for adequate tax, retirement and financial planning, we offer approximately $4,000 in annual financial and tax planning as a taxable benefit intended to allow executive officers to focus on the needs of the Company with fewer distractions. We also provide an executive physical examination program, which is intended to (a) encourage executives to have regular examinations and (b) minimize the risk of losing the services of our executive officers due to unforeseen significant health issues. In addition, as a condition to Mr. Ortiz’s employment as our Chief Executive Officer, Mr. Ortiz was required to relocate from Michigan and, as a result, we agreed to reimburse him for housing expenses while in Massachusetts.

Thus, with the limited exceptions described above and in the Summary Compensation Table on page 24, our practice is not to provide special perquisites and benefits to our executive officers.

Change-in-Control Provisions.    Pursuant to the terms of the LoJack Corporation 2003 Stock Incentive Plan, or the 2003 Plan, and the 2008 Plan, the Compensation Committee has discretion to permit acceleration of stock options and restricted stock awards in the event of a change in control of the Company. The Compensation Committee has exercised this discretion with respect to non-employee director equity awards and, with respect to senior management, equity awards granted prior to December 31, 2012. Thus, upon a change in control, all such awards will immediately vest in full, as will any matching contributions in the Nonqualified Deferred Compensation Plan (which otherwise cliff vest after three years). Under both the 2003 Plan and the 2008 Plan, a change in control is deemed to occur if (a) any person becomes the beneficial owner of 50% or more of the Company’s outstanding Common Stock and (b) within 24 consecutive months immediately thereafter, individuals (1) other than individuals who constitute the entire board of directors or (2) individuals whose election was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period, become a majority of the Company’s board of directors.

In addition, we have entered into change-in-control agreements with certain executives. These agreements are designed to ensure executive officers focus on the business during periods of uncertainty and are designed to protect such executives against the loss of their positions following a transaction that involves a change in the ownership or control of the Company, and against the loss of the anticipated benefits of our long-term incentive compensation program. These agreements provide for cash severance payments and the accelerated vesting of equity awards granted after December 31, 2012 in the event of the termination of the executive’s employment with the Company under certain circumstances following a change in control.

In the event of a proposal that could result in a change in control, the executive officers must focus on the best interests of our shareholders, and not be distracted by the need to mitigate or plan for the possibility that a new control group might choose to replace management or combine the business into a larger organization. Thus, the goal of the change-in-control agreements is to allow the executive officers to focus on evaluating strategic opportunities on their merits without being distracted by concerns about the impact of such events on their personal positions. In addition, the Compensation Committee believes that it is in the best interests of the Company and our shareholders to offer such agreements to our executive officers as we compete for executive talent in a highly competitive market in which comparable companies offer similar benefits to senior executives. None of the change-in-control agreements include a tax “gross-up” provision.

Accounting and Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, or the Code, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the principal executive officer and the three other most highly compensated executive officers, but not including our principal financial officer. Certain performance-based compensation, such as stock options issued under the 2003 Plan and the 2008 Plan, each of which is approved by our shareholders, is not subject to the deduction limit. While we have never paid compensation in excess of this limit, we periodically review the potential consequences of Section 162(m) of the Code. However, in order to maintain flexibility in compensating executive officers in a manner designed to achieve varying corporate goals, the Compensation Committee currently does not have a specific policy that all compensation must be deductible.

Executive Stock Ownership Guidelines

We have a Stock Ownership Policy that requires executive officers to own and retain Common Stock of the Company, exclusive of unvested restricted stock, having a value equal to the multiple of annual base salary as follows: (a) President and Chief Executive Officer – two times annual base salary; (b) corporate officers and corporate level vice presidents – one times annual base salary; and (c) other vice presidents, including regional vice presidents –  1/2 times base salary. We believe that stock ownership focuses our executives on our long-term growth.

Compliance is measured by multiplying the number of shares owned at the close of business on March 31st of each year by the highest closing price during the preceding 12-month period. Executive officers are expected to comply with the policy within five years after joining the Company. Executive officers may acquire the mandated equity ownership through open market purchases, exercise of stock option grants and vested restricted stock awards. Due to the continuing uncertain economic conditions and the significant fluctuations in the Company’s Common Stock price, in 2009 the Compensation Committee suspended required compliance with the Stock Ownership Policy. The Compensation Committee has reviewed this determination periodically, including most recently in February 2013, and each time has decided to maintain the suspension; however, continued discussion is anticipated in 2013.

We also prohibit certain activities by executive officers with respect to Company securities, including pledging Company securities as collateral for a loan, selling any Company securities that are not owned by the executive at the time of such sale (i.e., a “short sale”), or buying or selling puts, calls or other derivative securities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board and the Board has agreed that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Marcia J. Hooper (Chairperson)
Gary E. Dilts
Robert J. Murray
Robert L. Rewey

Summary Compensation Table

The following table and footnotes present the compensation earned in the last three fiscal years by: (a) the Company’s principal executive officer, or PEO; (b) the Company’s principal financial officer, or PFO; and (c) the Company’s other three most highly compensated executive officers, other than the PEO and PFO, who were serving as executive officers at December 31, 2012.

SUMMARY COMPENSATION TABLE

FOR FISCAL YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Randy L. Ortiz(4)	2012	$460,000	$—		$284,307	(5)	$466,666	$122,475	$86,362	(6)	$1,419,810
President and Chief Executive Officer	2011	$76,154	$100,000	(7)	$200,000	(8)	$300,000	$—	$—		$676,154
Donald R. Peck(9)	2012	$331,500	$—		$213,228	(10)	$349,999	$58,841	$11,100	(11)	$964,668
Executive Vice President and Chief Financial Officer	2011	$67,650	$50,000	(12)	$180,000	(13)	$270,000	$—	$1,500		$569,150
Thomas M. Camp	2012	$241,003	$—		$37,434	(14)	$46,200	$30,000	$18,486	(15)	$373,123
Senior Vice President and	2011	$234,892	$—		$62,500	(16)	$62,500	$60,955	$21,377		$442,224
General Manager (International)	2010	$231,500	$—		$76,800	(17)	$73,914	$59,148	$18,666		$460,028
Kevin M. Mullins(18)	2012	$248,005	$—		$40,514	(19)	$61,600	$45,000	$16,769	(20)	$411,888
Former Senior Vice President	2011	$243,000	$—		$62,500	(21)	$62,500	$77,881	$17,354		$463,235
and General Manager (U.S. Automotive)	2010	$243,000	$—		$110,063	(22)	$110,834	$32,501	$14,580		$510,978
José M. Oxholm(23)	2012	$195,000	$—		$50,000	(24)	$133,524	$34,613	$3,080	(25)	$416,217
Senior Vice President and General Counsel

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Assumptions used in the calculations of these amounts are included in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Assumptions used in the calculations of these amounts are included in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These options are non-qualified stock options issued under the 2008 Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).

(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards paid to the Named Executive Officers under the applicable year’s Annual Incentive Plan.

(4)	Mr. Ortiz joined the Company in November 2011. Mr. Ortiz is also a director of the Company; however, he did not receive any fees in connection with such services and his total compensation was paid for his services as an executive officer.

(5)	This amount reflects 36,923 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $164,896, representing 145% of target. Mr. Ortiz was also issued 55,385 time-based restricted shares.

(6)	This amount includes $8,362 attributable to the Company’s match of Mr. Ortiz’s 401(k) plan contributions and $78,000 for housing expenses.

(7)	Pursuant to the terms of Mr. Ortiz’ s commencement of employment with the Company, this amount represents the guaranteed payment of Mr. Ortiz’s 2011 cash bonus, which was paid in the first quarter of 2012.

(8)	Mr. Ortiz was issued 61,538 time-based restricted shares upon the commencement of his employment with the Company.

(9)	Mr. Peck joined the Company in October 2011.

(10)	This amount reflects 27,692 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $123,672, representing 145% of target. Mr. Peck was also issued 41,538 time-based restricted shares.

(11)	This amount includes $8,500 attributable to the Company’s match of Mr. Peck’s 401(k) plan contributions and $2,600 for executive physicals.

(12)	Pursuant to the terms of Mr. Peck’s commencement of employment with the Company, this amount represents the guaranteed payment of Mr. Peck’s 2011 cash bonus, paid in the first quarter of 2012.

(13)	Mr. Peck was issued 50,562 time-based restricted shares upon the commencement of his employment with the Company.

(14)	This amount reflects 6,154 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $27,483, representing 145% of target. Mr. Camp was also issued 6,000 time-based restricted shares.

(15)	This amount includes $16,977 attributable to the Company’s match of Mr. Camp’s 401(k) plan contributions and $1,509 for tax planning support paid by the Company.

(16)	This amount reflects 4,333 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $35,001, representing 145% of target. This grant of performance-based shares was forfeited in its entirety on February 27, 2013. Mr. Camp was also issued 6,499 time-based restricted shares.

(17)	This amount includes (a) $52,500, which represents the value at grant date of 12,500 shares of time-based restricted stock and (b) $24,300, which represents the value at grant date of 5,400 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $34,020, representing 145% of target. Mr. Camp’s grant of 5,400 performance-based shares was forfeited in its entirety on February 16, 2011.

(18)	Mr. Mullins ceased to serve as Senior Vice President and General Manager (U.S. Automotive) of the Company effective January 16, 2013.

(19)	This amount reflects 6,154 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $27,483, representing 145% of target. Mr. Mullins was also issued 7,000 time-based restricted shares.

(20)	This amount includes $14,619 attributable to the Company’s match of Mr. Mullin’s 401(k) plan contributions and $2,150 for executive physicals.

(21)	This amount reflects 4,333 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $35,001, representing 145% of target. This grant of performance-based shares was forfeited in its entirety on February 27, 2013. Mr. Mullins was also issued 6,499 time-based restricted shares.

(22)	This amount includes (a) $73,500, which represents the value at grant date of 17,500 shares of restricted stock and (b) $36,563, which represents the value at grant date of 8,125 shares of performance-based restricted stock. If the highest level of performance is achieved, the maximum amount payable pursuant to such shares would be $51,188, representing 145% of target. All 8,125 shares of performance-based restricted stock were forfeited on February 16, 2011.

(23)	Mr. Oxholm joined the Company in April 2012.

(24)	Mr. Oxholm was issued 12,821 time-based restricted shares upon the commencement of his employment with the Company.

(25)	This amount includes $3,080 attributable to the Company’s match of Mr. Oxholm’s 401(k) plan contributions.

The Summary Compensation Table above quantifies the value of the various forms of compensation earned by the Named Executive Officers in fiscal years 2012, 2011 and 2010. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, non-equity incentive plan compensation and long-term equity incentive awards. We generally do not utilize perquisites or other benefits for executive officers that are not available to all Company employees. We do not have employment agreements with any of our Named Executive Officers.

Based on the grant date fair value of equity awards granted to the Named Executive Officers in 2012 and the base salary and cash incentive compensation of the Named Executive Officers, on average “Salary” accounted for approximately 46% of total compensation, non-equity incentive compensation accounted for approximately 8% and equity incentive compensation accounted for approximately 47% of the total compensation earned in 2012 to the Named Executive Officers. Named Executive Officers who were not employed by the Company for the entire fiscal year were excluded from this calculation.

Mr. Mullins served as our Senior Vice President and General Manager (U.S. Automotive) for the full fiscal year; however, he ceased to serve in such capacity beginning in January 2013. Mr. Oxholm joined the Company in April 2012.

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2012

The following table shows all awards granted to each of the Named Executive Officers during the fiscal year ended December 31, 2012.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2012

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2) ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randy L. Ortiz	5/17/2012		$—	$345,000	$500,250
	5/17/2012					11,076	36,923	51,692				$113,722
	5/17/2012								55,385			$170,585
	5/17/2012									151,515	$3.08	$466,666
Donald R. Peck	5/17/2012		$—	$165,750	$240,338
	5/17/2012					8,307	27,692	38,768				$85,291
	5/17/2012								41,538			$127,937
	5/17/2012									113,636	$3.08	$349,999
Thomas M. Camp	5/17/2012		$—	$120,500	$174,725
	5/17/2012					1,846	6,154	8,615				$18,954
	5/17/2012								6,000			$18,480
	5/17/2012									15,000	$3.08	$46,200
Kevin M. Mullins	5/17/2012		$—	$124,000	$179,800
	5/17/2012					1,846	6,154	8,615				$18,954
	5/17/2012								7,000			$21,560
	5/17/2012									20,000	$3.08	$61,600
José M. Oxholm	5/17/2012	(4)	$—	$97,500	$141,375
	4/26/2012	(5)							12,821			$50,000
	4/26/2012	(5)								34,237	$3.90	$133,524

(1)	The amounts shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column, sub column “Threshold”, reflect the minimum percentage vesting of the performance-based restricted stock for meeting the minimum established threshold. Below the minimum threshold no performance-based restricted stock will vest. The amount shown in “Estimated Future Payouts Under Equity Incentive Plan Awards” column, sub column “Maximum”, is 145% of the target amount listed in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column, sub column “Target.” These amounts are based on the executive officer’s performance-based restricted stock awards issued in May 2012, subject to Company performance over a two-year period.

(2)	In accordance with the 2008 Plan, the exercise price of the stock option awards is equal to the closing price of our Common Stock as reported by NASDAQ on the date of grant.

(3)	The amounts included in the column “Grant Date Fair Value of Stock and Option Awards” reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Assumptions used in the calculations of these amounts are included in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These options are non-qualified stock options issued under the 2008 Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the fair market value of the shares of Common Stock underlying the options as of the grant date).

(4)	These amounts have been prorated based on Mr. Oxholm’s start date with the Company.

(5)	These amounts represent on-boarding awards granted to Mr. Oxholm in connection with the commencement of his employment with the Company.

The amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, sub column “Target”, reflect the target payment level of annual incentive cash compensation under the Company’s Annual Incentive Plan. Annual cash incentive compensation is determined based on objective performance criteria approved in advance by the Compensation Committee relating to: (a) the Company’s (and/or an applicable business unit, division or function’s) actual performance, including financial performance measures against our corporate revenue, operating profit and, as applicable, a particular business unit’s revenue and operating profit; and (b) individual performance, which includes goals relating to strategic business objectives and professional growth and development. Annual incentive cash compensation targets for executive officers range from 50% to 75% of their respective base salary as a result of market benchmarking and internal alignment. For most executive officers, in 2012, the Company’s or business unit’s performance was weighted approximately 80-90% and individual performance was weighted approximately 10-20%, depending upon the individual executive officer and his role and responsibilities.

In 2012, satisfaction of the individual performance portion was determined based upon the achievement of strategic individual goals established by the Compensation Committee at the beginning of the performance period, while the Company performance portion was determined based on revenue and EBITDA targets, which are based upon our annual budget and business plan. Each year, the possible payout to executive officers resulting from the Company’s performance ranges from a minimum of 0% to a maximum of 145%, while the possible payout relating to satisfaction of individual goals ranges from 0% to 100%. The Compensation Committee has tied the maximum percentage of payout for satisfaction of individual performance criteria to that of the corresponding percentage payout resulting from the Company’s performance, as reflected in the percentage satisfaction of the revenue and EBITDA targets.

In determining actual payments under the Annual Incentive Plan, the Compensation Committee applies a formulaic adjustment to the established target based on the Company’s relative percentage of goal achievement. No annual cash incentive compensation is paid pursuant to a particular Company performance goal if achievement of that specific goal is below 70%. There are incremental increases in payout for each incremental percent of achievement above the 70% threshold with respect to each applicable Company performance target. Upon achievement of the 70% threshold, 30% of the target cash incentive may be paid; at 100% achievement, the full target cash incentive may be paid; and at 115% or more achievement, 145% of the target cash incentive may be paid, which represents the maximum possible payout.

Notwithstanding the foregoing, the Compensation Committee retains negative discretion with respect to payments under the Annual Incentive Plan, which permits the Compensation Committee to lower, but not to increase, the actual payouts under the Annual Incentive Plan.

Executive officers’ long-term incentives typically consist of: (a) performance-based restricted stock; (b) time-based restricted stock; and (c) stock options. In May 2012, the Compensation Committee issued restricted stock awards to the Named Executive Officers, other than Mr. Oxholm, with vesting based on the achievement of EBITDA targets for a two-year performance period based on the Company’s budget. Upon achievement of the 70% threshold, 30% of the shares awarded will be earned, and if the highest level of performance is achieved, the maximum number of shares earned would be 145% of the shares awarded. The two-year average of 2012 and 2013 performance will determine the actual number of performance shares achieved.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information with respect to the Named Executive Officers concerning unexercised stock options, unvested stock awards and equity incentive plan awards as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

		Option Awards (1)					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Randy L. Ortiz	11/1/2011	50,505	101,101	—	$3.25	11/1/2018
	5/17/2012	—	151,515	—	$3.08	5/17/2019
	11/1/2011						61,538	$171,691
	5/17/2012						55,385	$154,525
	5/17/2012								36,923	$103,016
Donald R. Peck	10/18/2011	45,454	90,908	—	$3.56	10/18/2018
	5/17/2012	—	113,636	—	$3.08	5/17/2019
	10/18/2011						50,562	$141,068
	5/17/2012						41,538	$115,891
	5/17/2012								27,692	$77,261
Thomas M. Camp	2/25/2003	30,000	—	—	$5.23	2/25/2013
	3/3/2004	10,000	—	—	$8.10	3/3/2014
	3/10/2005	10,000	—	—	$14.17	3/10/2015
	2/24/2006	2,600	—	—	$22.18	2/24/2013
	2/26/2007	3,300	—	—	$19.88	2/26/2014
	5/23/2008	9,700	—	—	$10.14	2/25/2015
	2/23/2009	23,288	7,762	—	$4.16	2/23/2016
	3/8/2010	18,667	9,333	—	$4.20	3/9/2017
	2/22/2011	6,294	12,588	—	$5.77	2/22/2018
	5/17/2012	—	15,000	—	$3.08	5/17/2019
	3/8/2010						12,500	$34,875
	2/22/2011						6,499	$18,132
	5/17/2012						6,000	$16,740
	2/22/2011								4,333	$12,090
	5/17/2012								6,154	$17,170
Kevin M. Mullins	2/25/2003	12,500	—	—	$5.23	2/25/2013
	3/3/2004	10,000	—	—	$8.10	3/3/2014
	3/10/2005	10,000	—	—	$14.17	3/10/2015
	2/24/2006	2,600	—	—	$22.18	2/24/2013
	2/26/2007	3,900	—	—	$19.88	2/26/2014
	5/23/2008	12,900	—	—	$10.14	2/25/2015
	2/23/2009	34,950	11,650	—	$4.16	2/23/2016
	3/8/2010	28,000	14,000	—	$4.20	3/9/2017
	2/22/2011	6,294	12,588	—	$5.77	2/22/2018
	5/17/2012	—	20,000	—	$3.08	5/17/2019
	3/8/2010						17,500	$48,825
	2/22/2011						6,499	$18,132
	5/17/2012						7,000	$19,530
	2/22/2011								4,333	$12,090
	5/17/2012								6,154	$17,170
José M. Oxholm	4/26/2012	—	34,237	—	$3.90	4/26/2019
	4/26/2012						12,821	$35,771

(1)	All non-qualified options granted after 2010 vest in three equal annual installments beginning on the first anniversary of the date of grant, and all other option grants vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Each outstanding stock option granted that is currently vested and exercisable is listed in this column.

(3)	Each outstanding stock option that is not yet vested and exercisable is listed in this column.

(4)	The shares in this column represent time-based restricted stock that, as of December 31, 2012, had not yet vested. The corresponding market values are based on the closing price, $2.79, of the Common Stock on December 31, 2012. These time-based restricted stock awards vest on the third anniversary of the date of grant.

(5)	The shares in this column represent performance-based restricted stock that, as of December 31, 2012, had not yet vested. The corresponding market values are based on the closing price, $2.79, of the Common Stock on December 31, 2012. These performance-based restricted stock awards vest on the date that the Company issues its press release reporting financial results for the second year of the two-year measuring period, if the Company’s financial performance meets EBITDA targets for such two-year period.

Option Exercises and Stock Vested Table

The following table sets forth information with respect to the Named Executive Officers concerning stock option exercises and the vesting of stock awards for the fiscal year ended December 31, 2012.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Randy L. Ortiz	—	$—	—	$—
Donald R. Peck	—	$—	—	$—
Thomas M. Camp	—	$—	12,600	$48,636
Kevin M. Mullins	—	$—	18,950	$73,147
José M. Oxholm	—	$—	—	$—

(1)	Based on the closing price per share of the Common Stock on the date upon which the restricted stock awards vested.

Nonqualified Deferred Compensation Plans

The following table sets forth information with respect to the Named Executive Officers concerning the Company’s Nonqualified Deferred Compensation Plan for the fiscal year ended December 31, 2012.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in 2012 ($)(1)	Registrant / Employer Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals & Distributions ($)	Aggregate Balance in 2012 ($)
Randy L. Ortiz	$—	$—	$—	$—	$—
Donald R. Peck	$—	$—	$—	$—	$—
Thomas M. Camp	$—	$—	$379	$—	$79,478
Kevin M. Mullins	$4,006	$—	$449	$—	$14,328
José M. Oxholm	$—	$—	$—	$—	$—

(1)	All of the amounts reported in this column have been included as “Salary” or “Non-Equity Incentive Plan Compensation”, as appropriate, in the Summary Compensation Table appearing on page 24 of this proxy statement.

Under the Company’s Nonqualified Deferred Compensation Plan, executive officers and certain key employees of the Company may defer up to 50% of annual salary and 100% of annual incentive cash compensation which is payable upon termination of employment with the Company, death, disability or retirement or as an in-service withdrawal after a minimum deferral period of three years. The Company’s matching contributions under the plan are discretionary. As of March 2009, the Company suspended matching contributions under the Plan. Each year’s matching contributions (and associated earnings) cliff vest after three years, or on the death or disability of the executive officer or upon a change in control of the Company.

Each participating executive officer may request that the deferred amounts be allocated among several available investment options established and offered by us, subject to approval by the Compensation Committee. These investment options provide market rates of return and are not subsidized by the Company. The benefit payable under the plan to a participant following termination of employment is equal to the applicable deferred and matching amounts, plus or minus any earnings or losses attributable to the investment of such deferred amounts.

We have established a trust for the benefit of participants in the Nonqualified Deferred Compensation Plan. Pursuant to the terms of the trust, as soon as possible after any deferred amounts have been withheld from a plan participant, we will contribute such deferred amounts to the trust to be held for the benefit of the participant in accordance with the terms of the plan and the trust. However, the assets in the trust will become available to our creditors if we become insolvent or bankrupt. If the funds in the trust are insufficient to pay amounts due under the Plan to a participant, we remain obligated to pay any deficiency.

Retirement payouts upon an executive officer’s retirement from the Company are payable either in a lump-sum payment or in annual installments over a period of up to ten years. In-service payouts are payable either in a lump sum or substantially equal annual installments over a period of five years. Upon death, disability or termination of employment, all amounts shall be paid in a lump-sum payment as soon as administratively feasible, except for certain key employees for which distributions shall not be made until after six months from the date of termination.

Severance Agreements

In connection with the commencement of employment with the Company of each of Randy L. Ortiz and Donald R. Peck, we agreed that, in the event that the Company terminated his employment other than for cause within the first 12 months of employment, the Company would pay him severance equal to six months’ salary (calculated at the rate of his then current annualized base salary), and a prorated bonus payment calculated based on the assumption that the Company’s performance targets are met but not exceeded. The severance agreements for Mr. Ortiz and Mr. Peck expired in October 2012 and November 2012, respectively.

Change-in-Control Agreements

We have entered into double trigger change-in-control agreements with Randy L. Ortiz, Donald R. Peck, Thomas M. Camp, Kevin M. Mullins, José M. Oxholm and certain other executive officers. A double trigger change-in-control agreement requires both a change in control and a termination of employment either (a) involuntarily, other than for cause, death, disability or retirement or (b) voluntarily for good reason.

The Compensation Committee views the potential lump-sum cash payments for an involuntary termination without cause, or a voluntary termination with good reason, following a change in control of the Company, as reasonable and appropriate for the executive officers, as the process of matching high level senior executives to appropriate new positions may take a significant amount of time.

For purposes of the change-in-control agreements, a change in control is deemed to occur, subject to limited exceptions, if: (a) any person becomes the beneficial owner of 50% or more of the Company’s then outstanding stock; (b) the directors who currently constitute our Board (or who are elected or nominated by the incumbent directors) cease for any reason to constitute at least a majority of the Board; (c) there is consummation of any transaction contemplated by a resolution of the Board approving an agreement of consolidation of the Company with, or a merger into, another corporation or business entity, unless following the consolidation or merger more than 50% of the outstanding voting securities are then beneficially owned by all or substantially all of the same individuals or entities who held such shares immediately before the consolidation or merger and at least a majority of the board consists of incumbent directors of the Company; (d) there is consummation of a sale of all or substantially all of the Company’s assets to an unaffiliated entity; or (e) there is a dissolution of the Company.

If, within 12 months after a change in control of the Company, such Named Executive Officer’s employment is terminated (a) by us other than for cause, death, disability or retirement or (b) by the Named Executive Officer, for good reason (as defined below), or within 90 days prior to a change in control, such Named Executive Officer’s employment is terminated by the Company other than for cause, we have agreed to, in addition to salary, benefits and awards accrued through the date of termination:

•

pay him an amount equal to two (with respect to Mr. Ortiz) or 1.5 (with respect to Mr. Peck, Mr. Camp, Mr. Mullins and Mr. Oxholm) times the sum of (a) his current base salary and (b) the highest of his target bonus for the current year or the actual bonus paid during either of the prior two years; and

•	provide him with benefits under all employee medical, prescription drug and dental plans, or equivalent benefits, for up to 24 months following such termination.

“Good Reason” is defined as termination based on, subject to limited exceptions: (a) a material and adverse change in his status or position as an officer or management employee of the Company, the assignment of duties or responsibilities that are materially inconsistent with such status or position, or any failure to re-appoint or re-elect him to such position; (b) a reduction by the Company in his base salary (other than a 10% or less reduction imposed on all senior executives); (c) the Company’s requirement that he be based at an office that is both more than 50 miles from his then current office and further from his then current residence; or (d) the failure by the Company to obtain from any successor the assent to such change-in-control agreement. With respect to Mr. Ortiz and Mr. Peck, “Good Reason” also includes termination of his employment with the Company after a change in control of the Company if either (1) he is no longer serving in the office held prior to the change in control, or (2) the surviving entity’s equity securities are not publicly-traded on an established securities market such as the New York Stock Exchange or NASDAQ. In addition, a termination by him for any reason during the twelfth (12th) month following any change in control of the Company shall be deemed to be a termination for good reason under such change-in-control agreements.

Under the change-in-control agreements with each Named Executive Officer, we have further agreed to:

•

pay 50% of any payment due in a lump sum on the 60th after the date of termination and 1/24th or 1/18th, as the case may be, of the remaining 50% on a monthly basis with a final lump sum payment of the unpaid balance to be paid no later than March 15th of the calendar year following the calendar year in which the date of termination occurs; and

•	reimburse legal fees and any expenses incurred in enforcement of the Named Executive Officer’s rights under the change-in-control agreement.

Pursuant to the agreements, the Named Executive Officers shall not at any time communicate or disclose to any unauthorized persons any of our proprietary processes or other confidential information concerning the business, products, suppliers or customers which, if disclosed, would have a material adverse effect upon our business or operations.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax imposed by Section 4999 of the Code, the payments pursuant to the agreements would be reduced to the greater of (1) the maximum amount that can be paid without the imposition of an excise tax under Section 4999 of Code and (2) the net after-tax amount that may be retained by the executive if such net after-tax amount exceeds the amount that would be payable under clause (1) by more than $50,000. No change-in-control agreements include a tax “gross-up” provision.

All outstanding equity awards, including stock options and restricted stock awards (including performance-based restricted stock awards), held by the Named Executive Officers that were granted prior to December 31, 2012, will automatically vest or become nonforfeitable upon a change in control as defined in, and in accordance with the terms of, the related plans and award agreements. All equity awards with time-based vesting that are granted to the Named Executive Officers after December 31, 2012 will vest or become nonforfeitable if, within 12 months after a change in control of the Company, the Named Executive Officer’s employment is terminated by us other than for cause, disability or retirement or (b) by the Named Executive Officer for good reason (as such terms are defined in the applicable change-in-control agreement).

In addition to the payments and benefits provided by the change-in-control agreements, all Company contributions to the Nonqualified Deferred Compensation Plan made by the Named Executive Officers will automatically vest upon a change in control as defined in, and in accordance with the terms of, the plan.

The chart below summarizes the total payments and provision of benefits that would have been payable to the Named Executive Officers if a change in control had occurred on December 31, 2012 and the Named Executive Officer’s employment had terminated in the manner described above:

CHANGE IN CONTROL PAYMENTS

Name	Salary/ Bonus(1)	Accelerated Vesting of Equity Awards(2)	Accelerated Vesting of Deferred Compensation Plan	Medical/ Dental Benefits(3)	Total
Randy L. Ortiz	$1,610,000	$429,230	$—	$27,550	$2,066,780
Donald R. Peck	$745,875	$334,220	$—	$26,392	$1,106,487
Thomas M. Camp	$542,250	$99,006	$—	$26,392	$667,648
Kevin M. Mullins	$558,000	$115,746	$—	$26,392	$700,138
José M. Oxholm	$585,000	$35,771	$—	$26,392	$647,163

(1)	The severance amounts represent the maximum amounts that would have been payable to the Named Executive Officers. The change-in-control agreements with the Named Executive Officers provide that the severance payments may be reduced to avoid the application of taxes imposed under the Code and, therefore, the Named Executive Officers may receive an amount less than the amount reflected in this table.

(2)	The amounts represent the value of the accelerated vesting of restricted stock awards. Vesting occurs automatically upon a change in control for all equity awards granted before December 31, 2012. Because the exercise prices of all options held by the Named Executive Officers exceeded the closing price per share of Common Stock on NASDAQ on December 31, 2012, no value would have been realized from the acceleration of options if there had been a change in control as of the end of calendar year 2012.

(3)	Consists of the present value of current medical and dental insurance coverage based upon the type of coverage the Company carried for the Named Executive Officer as of January 1, 2013 and using the premiums in effect on January 1, 2013.

COMPENSATION OF DIRECTORS

The following table and notes present the compensation earned by our non-employee directors in the fiscal year ended December 31, 2012.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2012

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Rory J. Cowan	$47,500	$43,950	$—	$—	$91,450
Gary E. Dilts	$40,000	$43,950	$—	$—	$83,950
Marcia J. Hooper	$45,625	$43,950	$—	$—	$89,575
John H. MacKinnon	$50,000	$43,950	$—	$5,000	$98,950
Robert J. Murray	$40,000	$43,950	$—	$—	$83,950
Robert L. Rewey	$45,000	$43,950	$—	$—	$88,950
Richard T. Riley (5)	$30,000	$46,200	$—	$—	$76,200
Harvey Rosenthal (6)	$11,875	$—	$—	$2,000	$13,875

(1)	Randy L. Ortiz is not included in this table as he was compensated as an employee of the Company and, thus, received no compensation for his services as a director in 2012. The compensation received by Mr. Ortiz is shown in the Summary Compensation Table on page 24.

(2)	The amount in the “Stock Awards” column reflects the aggregate grant date fair value of stock awards in accordance with FASB ASC topic 718, pursuant to the 2008 Plan. Each non-employee director was granted 15,000 shares of restricted stock pursuant to the terms of the 2008 Plan. The grant date fair value of each such award, other than Mr. Riley’s award, was $2.93 per share, using the closing price of the Company’s Common Stock on NASDAQ on May 18, 2012, the date of grant. The grant date fair value of Mr. Riley’s award was $3.08 per share, using the closing price of the Company’s Common Stock on NASDAQ on July 25, 2012, the date of grant. As of December 31, 2012, each director named in the Director Compensation Table held the following number of shares of restricted stock: Rory J. Cowan, 30,000 shares; Gary E. Dilts, 33,467 shares; Marcia J. Hooper, 33,467 shares; John H. MacKinnon, 30,000 shares; Robert J. Murray, 30,000 shares; Robert L. Rewey, 30,000 shares; Richard T. Riley, 15,000 shares; and Harvey Rosenthal, zero shares.

(3)	As of December 31, 2012, none of the directors named in the Director Compensation Table held options to purchase shares of the Company’s common stock, except as follows: John H. MacKinnon, options to purchase 15,000 shares; Robert J. Murray, options to purchase 15,000 shares; Robert L. Rewey, options to purchase 15,000 shares; and Richard T. Riley, options to purchase 762,252 shares.

(4)	This amount represents the Company match for each director’s charitable contribution.

(5)	Mr. Riley served as Executive Chairman until May 17, 2012, at which time he retired as an employee of the Company. Mr. Riley did not receive any additional compensation for his services as a director while an employee of the Company. In his capacity as an employee of the Company during 2012, Mr. Riley’s compensation included (a) $184,442 in salary, (b) $49,108 in non-equity incentive plan compensation, (c) $17,000 attributable to the Company’s match of his 401(k) plan contributions, (d) $2,150 for executive physicals, and (e) $4,000 for tax planning and support.

(6)	Mr. Rosenthal’s term as a director of the Company expired on May 17, 2012.

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by us of members of the Board. There has been no change in our director compensation program, including the amount of fees payable and equity awards granted, to our non-employee directors since 2009.

For fiscal year 2012, each non-employee director received an annual fixed fee retainer of $40,000, payable quarterly. Directors also receive restricted stock awards, as described below, and are eligible to participate in our charitable gift matching program up to $5,000 in the aggregate per year. The Chairperson of the Nominating/Corporate Governance Committee receives an annual stipend of $5,000. The Chairperson of the Board/Lead Director and the Chairperson of the Compensation Committee each receive an annual stipend of $7,500. The Chairperson of the Audit Committee receives an annual stipend of $10,000. Directors are reimbursed for reasonable out-of-pocket travel, hotel and incidental expenses for each Board meeting attended. Annual cash and equity compensation is prorated for new directors taking office in between annual shareholder meeting dates.

Consistent with past practice, on the third business day following an annual meeting of shareholders, each eligible non-employee director elected or re-elected at such meeting receives an annual grant of $80,000 (rounded to the nearest whole number of shares) in value based on the fair market value of our Common Stock on the date of grant (as defined in the 2008 Plan) of restricted stock subject to forfeiture and restrictions on transfer which lapse after two years; provided, however, that such award is limited to a maximum of 15,000 shares of the Company’s Common Stock on such date. Any non-employee director elected other than at the annual meeting of shareholders is granted such restricted stock on a pro-rated basis.

Directors are subject to a minimum share ownership requirement. Within two years after joining our Board, each director is required to directly own a minimum of 5,000 shares of the Company’s Common Stock. All of our directors that have served with the Company for more than two years have satisfied this equity ownership requirement. Also, similar to our executive officers, our policies with respect to Company securities prohibit our directors from pledging Company securities as collateral for a loan, making short sales, or buying or selling puts, calls or other derivative securities.

In connection with Mr. Riley’s retirement as an employee of the Company in May 2012 and in recognition of his commitment to the Company in both resuming his duties as President and Chief Executive Officer in 2010 and agreeing to remain with the Company for a transitional period following Mr. Ortiz’s appointment, the Board of Directors approved: (a) the accelerated vesting of all unvested stock options and restricted shares as of his retirement date, which included options to purchase 283,117 shares of Common Stock and 146,794 restricted shares; (b) continued health insurance premium support for a period of two years following his retirement date; and (c) reimbursement of short-term housing costs of up to $15,000. Upon Mr. Riley’s departure from the Board of Directors at the Meeting, his remaining restricted stock awards, consisting of 15,000 shares, will vest in full.

AUDIT COMMITTEE REPORT

The Audit Committee for all of 2012 was comprised of John H. MacKinnon (Chairperson), Marcia J. Hooper and Robert J. Murray, each of whom is an independent director, as defined by applicable SEC and NASDAQ rules, and operates under a written charter adopted by the Board.

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2012. The Audit Committee has discussed with KPMG LLP, the independent registered public accounting firm, or the independent auditors, the matters required to be discussed by SAS No. 61, “Communications with Audit Committees,” as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has reviewed the Company’s auditing and accounting principles and practices, periodically discussed with management, internal audit and the independent auditors major financial risk exposures and the quality and adequacy of the Company’s internal controls, and reviewed and reassessed the adequacy of its charter.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence. The Audit Committee has reviewed the independent auditors’ fees for audit and non-audit services for the fiscal year ended December 31, 2012 and has considered whether the provision of non-audit services are compatible with maintaining the independent auditors’ independence prior to pre-approving such services. Based on the above, the Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the independent auditors’ independence at this time.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

The foregoing has been furnished by the Audit Committee:

John H. MacKinnon (Chairperson)

Marcia J. Hooper

Robert J. Murray

AUDITORS

Audit Fees

The fees for services provided by KPMG to the Company in 2012 and 2011 were as follows:

	2012	2011
Audit Fees	$691,628	$627,600
Audit-Related Fees	14,500	—
Tax Fees	—	—
All Other Fees	1,650	—
Total Fees	$707,778	$627,600

Audit Fees.    Audit fees are comprised of professional services rendered in connection with the integrated audit of our consolidated financial statements and effectiveness of internal control over financial reporting for the Company’s Annual Report on Form 10-K, the review of our quarterly consolidated financial statements for our quarterly reports on Form 10-Q and international subsidiary statutory audits.

Audit-Related Fees.    These fees are comprised of professional services rendered in 2012 related to the preparation of consents for other SEC filings of the Company.

All Other Fees.    These fees include the annual subscription fee payable by the Company for access to an online accounting research tool.

Audit Committee Pre-Approval Policies and Procedures

The Board recognizes the importance of maintaining the independence and objective viewpoint of the independent auditors. The Board also recognizes that the independent auditors possess a unique knowledge of the Company, and can provide necessary and valuable services to us in addition to the annual audit. The Board has adopted guidelines and procedures to be followed by us when retaining the independent auditors to perform audit and non-audit services. Under the policy, all services provided by the independent auditors, both audit and non-audit, must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the independent auditors’ independence. Pre-approved fee levels for all services to be provided by the independent auditors are also established by the Audit Committee and any proposed services exceeding these levels require specific pre-approval by the Audit Committee. The Audit Committee may delegate approval authority to one or more of the designated members of the Audit Committee. The Audit Committee will not delegate its responsibilities to approve services performed by the independent auditors to management.

POLICY GOVERNING RELATED PERSON TRANSACTIONS

In recognition of the fact that transactions involving related persons can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders, the Board has adopted a written policy, which provides for the review and approval (or, if completed, ratification, cancellation or annulment) by the Audit Committee of all transactions involving the Company in which a related person is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (a) any person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K, even if they do not presently serve in that role) a director or an executive officer of the Company or a nominee to become a director of the Company; (b) any known beneficial owner of more than 5% of the Company’s Common Stock; or (c) any immediate family member of any of the foregoing. Such transactions may be pursued only if the Audit Committee believes, after considering the matter in good faith, that they are in, or are not inconsistent with, the best interests of the Company and its shareholders.

A copy of our Related Person Transaction Policies and Procedures is available on our website at www.lojack.com under the heading “Investor Relations.”

We did not have any related person transactions during 2012 that are required to be disclosed in this proxy statement under SEC rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT SHAREHOLDERS

The following table sets forth certain information as of March 18, 2013, with respect to the voting securities of the Company beneficially owned by: (a) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock; (b) each director or director nominee of the Company; (c) each of the Named Executive Officers; and (d) all directors, director nominees and executive officers of the Company as a group. A person is deemed to be the beneficial owner of voting securities of the Company if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of such securities within sixty days of March 18, 2013, defined as Currently Exercisable Options for purposes of the table and footnotes below. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as provided in the table or the notes thereto, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person, and has a mailing address c/o LoJack Corporation, 40 Pequot Way, Canton, Massachusetts 02021.

Name of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class
Tieton Capital Management	1,822,724	(1)	10.0%
4700 Tieton Drive, Suite C Yakima, WA 98908
Keane Capital Management, Inc.	1,332,192	(2)	7.3%
3440 Toringdon Way, Suite 308 Charlotte, NC 28277
Janus Capital Management LLC	1,188,923	(3)	6.5%
Plaisance Fund LP 151 Detroit Street Denver, CO 80206
Richard T. Riley	1,107,423	(4)	5.8%
Randy L. Ortiz	289,015	(5)	1.6%
Kevin M. Mullins	218,902	(6)	1.2%
Donald R. Peck	213,124	(7)	1.2%
Thomas M. Camp	167,614	(8)	*
Robert J. Murray	152,460	(9)	*
Robert L. Rewey	109,960	(10)	*
John H. MacKinnon	104,460	(11)	*
Rory J. Cowan	78,209	(12)	*
Marcia J. Hooper	33,467	(13)	*
Gary E. Dilts	33,467	(14)	*
José M. Oxholm	24,233	(15)	*
David J. Shea	4,932	(16)	*
All executive officers and directors as a group (15 people)	2,563,044	(17)	13.1%

*	Less than 1% of the outstanding Common Stock as of March 18, 2013.

(1)	According to a Schedule 13G, filed with the SEC on January 11, 2013, Tieton Capital Management beneficially owns an aggregate of 1,822,724 shares and exercises shared voting and investment power with respect to such shares.

(2)	According to a Schedule 13G, filed with the SEC on February 14, 2013, Keane Capital Management, Inc. beneficially owns an aggregate of 1,332,192 shares and exercises sole voting and investment power with respect to 1,332,192 shares. The shares, which are beneficially owned by Keane Capital Management, are reported to be owned by advisory clients of Keane Capital Management, none of whom owns more than 5% of the class.

(3)	According to a Schedule 13G/A, filed with the SEC on February 14, 2013, each of Janus Capital Management LLC and Plaisance Fund LP beneficially owns an aggregate of 1,188,923 shares and exercises sole voting and investment power with respect to 1,188,923 shares. Plaisance Fund LP is a managed portfolio to which Janus Capital Management provides investment advice.

(4)	Includes 88,600 shares held in the name of Mr. Riley’s spouse, 757,052 shares issuable upon exercise of Currently Exercisable Options, and 15,000 restricted shares awarded to Mr. Riley under our stock-based plans which are subject to restrictions on transfer.

(5)	Includes 101,010 shares issuable upon exercise of Currently Exercisable Options and 153,846 restricted shares awarded to Mr. Ortiz under our stock-based plans which are subject to restrictions on transfer.

(6)	Includes 147,254 shares issuable upon exercise of Currently Exercisable Options and 19,653 restricted shares awarded to Mr. Mullins under our stock-based plans which are subject to restrictions on transfer.

(7)	Includes 10,000 shares held jointly with Mr. Peck’s spouse, 83,332 shares issuable upon exercise of Currently Exercisable Options, and 119,792 restricted shares awarded to Mr. Peck under our stock-based plans which are subject to restrictions on transfer.

(8)	Includes 112,238 shares issuable upon exercise of Currently Exercisable Options and 18,653 restricted shares awarded to Mr. Camp under our stock-based plans which are subject to restrictions on transfer.

(9)	Includes 500 shares held in the name of Mr. Murray’s spouse, 15,000 shares issuable upon exercise of Currently Exercisable Options and 30,000 restricted shares awarded to Mr. Murray under our stock-based plans which are subject to restrictions on transfer.

(10)	Includes 15,000 shares issuable upon exercise of Currently Exercisable Options, 13,000 shares held in a trust of which Mr. Rewey’s spouse is trustee and beneficiary, and 30,000 restricted shares awarded to Mr. Rewey under our stock-based plans which are subject to restrictions on transfer.

(11)	Includes 47,360 shares held jointly with Mr. MacKinnon’s spouse, 15,000 shares issuable upon exercise of Currently Exercisable Options and 30,000 restricted shares awarded to Mr. MacKinnon under our stock-based plans which are subject to restrictions on transfer.

(12)	Includes 30,000 restricted shares awarded to Mr. Cowan under our stock-based plans which are subject to restrictions on transfer.

(13)	Includes 30,000 restricted shares awarded to Ms. Hooper under our stock-based plans which are subject to restrictions on transfer.

(14)	Includes 30,000 restricted shares awarded to Mr. Dilts under our stock-based plans which are subject to restrictions on transfer.

(15)	Includes 11,412 shares issuable upon exercise of Currently Exercisable Options and 12,821 restricted shares awarded to Mr. Oxholm under our stock-based plans which are subject to restrictions on transfer.

(16)	Includes 4,932 restricted shares awarded to Mr. Shea under our stock-based plans which are subject to restrictions on transfer.

(17)	Includes 1,257,298 shares issuable upon exercise of Currently Exercisable Options and 540,475 restricted shares awarded to our directors and executive officers under our stock-based plans which are subject to restrictions on transfer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the SEC and NASDAQ reports of beneficial ownership and changes in beneficial ownership of voting securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company during the fiscal year ended December 31, 2012 or written representations from certain persons furnished to the Company that no reports were required to be filed for those persons, the Company believes that all reports required to be filed and all transactions required to be disclosed by Section 16(a) of the Exchange Act were filed or disclosed in a timely fashion during the fiscal year ended December 31, 2012, except that Mr. Riley filed one Form 4 reporting one reportable transaction later than required.

SHAREHOLDER COMMUNICATIONS

The Nominating/Corporate Governance Committee and other non-management directors will receive and consider communications from interested parties who wish to make their concerns known to non-management directors or the Board as a whole. Such communications may be addressed to the Company, c/o Secretary, 40 Pequot Way, Canton, Massachusetts 02021. The Nominating/Corporate Governance Committee shall receive these communications from the Secretary, and such communications shall not be screened prior to review by the Nominating/Corporate Governance Committee. Any communications addressed to individual directors or other committees of the Board shall be delivered to the addressees promptly following the receipt of such notice.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be included in the Company’s 2013 proxy statement relating to the Company’s 2014 annual meeting of shareholders must be received at the executive offices of the Company not later than December 3, 2013, and must otherwise satisfy the conditions established by the SEC and by the Company’s Bylaws in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Proposals by shareholders intended for presentation at the 2014 annual meeting, but not intended to be included in the Company’s proxy statement for that meeting, must be received at the executive offices of the Company no earlier than January 23, 2014 and no later than February 22, 2014; however, in the event that the date of the annual meeting is not within 30 days of the first anniversary of the preceding year’s annual meeting, a notice must be received no earlier than January 23, 2014 and no later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the seventh day following the day upon which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Any notice must otherwise satisfy the conditions established by the SEC and the Company’s Bylaws, as applicable. Any proposal received before or after such dates will be considered untimely.

OTHER MATTERS

As of the date of this proxy statement, management of the Company knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

IMPORTANT

If your shares are held in your own name, please complete a proxy card over the Internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail, or request, complete and return a proxy card today. If your shares are held in “street name,” you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may provide instructions to your bank, nominee or other institution over the Internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

☒
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED   AND  DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
1.1 Rory J. Cowan	☐	☐	☐
1.2 Gary E. Dilts	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
1.3 Marcia J. Hooper	☐	☐	☐	2	Ratify the appointment of KPMG LLP as the registered public accounting firm of the Company for 2013.	☐	☐	☐
1.4 John H. MacKinnon	☐	☐	☐
1.5 Robert J. Murray	☐	☐	☐	3	Approve, by non-binding vote, the compensation of the Company’s named executive officers described in the accompanying proxy statement.	☐	☐	☐
1.6 Randy L. Ortiz	☐	☐	☐
1.7 Robert L. Rewey	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
1.8 David J. Shea	☐	☐	☐

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

NOTE: Sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, including in the case of joint owners, each party should sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Form 10-K is/are available at www.proxyvote.com.
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PROXY LOJACK CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS May 23, 2013

The undersigned shareholder of LoJack Corporation, a Massachusetts corporation, or the Company, hereby appoints Randy L. Ortiz, Donald R. Peck and José M. Oxholm (or any of them) as proxies for the undersigned, with full power of substitution in each of them, to vote all shares of the Company owned by the undersigned on March 18, 2013, at the Annual Meeting of Shareholders of LoJack Corporation, to be held on May 23, 2013, at 10:00 a.m., Eastern Daylight Savings Time, at the offices of LoJack Corporation, 40 Pequot Way, Canton, Massachusetts 02021, and at any adjournment or postponement thereof, hereby revoking any proxy heretofore given, upon the matters and proposals set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 2, 2013, copies of which have been received by the undersigned. The undersigned instructs such proxies to vote as follows:

The shares represented by this proxy will be voted as directed by the shareholder on the reverse side hereof. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all the nominees in Proposal 1, “FOR” Proposals 2 and 3, and in the discretion of the proxies on such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side